UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Pennsylvania Real Estate Investment Trust

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PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 28, 2009

The Annual Meeting of Shareholders of Pennsylvania Real Estate Investment Trust will be held on Thursday, May 28, 2009 at 11:00 a.m. Eastern Time at the Park Hyatt Philadelphia at The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102 for the following purposes:

(1)	To elect ten trustees nominated by the Board of Trustees and named in this proxy statement for a term expiring at the 2010 Annual Meeting of Shareholders;

(2)	To ratify the selection of KPMG LLP as our independent auditor for 2009; and

(3)	To transact such other business as may properly be brought before the meeting or any adjournment thereof.

Our Board of Trustees has fixed the close of business on April 6, 2009 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

All shareholders are cordially invited to attend the meeting. Whether or not you expect to attend the meeting in person, please complete, sign and date the enclosed proxy card and return it promptly so that your shares may be voted. You may also vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Trustees

BRUCE GOLDMAN

Secretary

Philadelphia, Pennsylvania

April 20, 2009

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 28, 2009:

This Proxy Statement and PREIT’s Annual Report to Shareholders for the fiscal year ended December 31, 2008 are available at www.preit.com by clicking on “Investor Relations,” then clicking on “SEC Filings” and then clicking on “Latest Proxy” or “Latest Annual Report,” respectively.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

200 South Broad Street

Philadelphia, Pennsylvania 19102

www.preit.com

PROXY STATEMENT

The Annual Meeting of Shareholders of Pennsylvania Real Estate Investment Trust, or PREIT, will be held on Thursday, May 28, 2009 at 11:00 a.m. Eastern Time at the Park Hyatt Philadelphia at The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102. We are mailing this Proxy Statement on or about April 20, 2009 to each holder of PREIT’s issued and outstanding common shares of beneficial interest entitled to vote at the meeting in order to furnish information relating to the business to be transacted at the meeting. We are mailing our Annual Report to Shareholders for the fiscal year ended December 31, 2008 together with this Proxy Statement. We have included the Annual Report for informational purposes and not as a means of soliciting your proxy.

We have fixed the close of business on April 6, 2009 as the record date for the Annual Meeting. All holders of record of PREIT’s common shares of beneficial interest at that time are entitled to notice of and are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. On the record date, 40,151,625 common shares of beneficial interest were outstanding.

VOTING AND REVOCABILITY OF PROXIES

We hope you will attend the Annual Meeting. Whether or not you expect to attend the meeting in person, please complete, sign, date and return the enclosed proxy card in the accompanying envelope so that your shares will be represented. The envelope is addressed to our transfer agent and requires no postage. You may also vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you receive more than one proxy card because you have multiple accounts, you should sign and return all proxy cards received, or submit all proxy cards by telephone or through the Internet, in order for all of your shares to be voted.

On each matter subject to a vote at the Annual Meeting and any adjournment or postponement of the meeting, each holder of common shares will be entitled to one vote per share. With respect to the election of trustees, assuming a quorum is present, and subject to the majority voting provisions of our corporate governance guidelines, which are described below, the ten nominees receiving the highest number of votes cast at the meeting will be elected trustees. With respect to the ratification of the selection of KPMG LLP as our independent auditor for 2009, assuming a quorum is present, the proposal will be approved if a majority of the shares present in person or by proxy and casting a vote on the proposal votes “FOR” the proposal. If you mark your proxy as “Withhold Authority” or “Abstain” on any matter, or if you give specific instructions that no vote be cast on any specific matter, the shares represented by your proxy will not be voted on that matter, but will count toward the establishment of a quorum. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so called “broker non-votes”) are also considered in determining whether a quorum is present, but will not affect the outcome of any vote.

Under the majority voting provisions of our corporate governance guidelines, any nominee for trustee who receives enough votes to be elected, but who receives a greater number of “Withhold Authority” responses regarding his or her election than votes “FOR” such election, will be required to promptly tender his or her resignation to the Nominating and Governance Committee of the Board of Trustees following certification of the shareholder vote. The Nominating and Governance Committee and our Board of Trustees will consider and act upon such a resignation in accordance with the procedures described below under “PROPOSAL ONE — ELECTION OF TRUSTEES — Required Vote.”

You may vote your shares at the Annual Meeting in person or by proxy. All valid proxies received before the Annual Meeting will be voted according to their terms. If you complete your proxy properly, whether by completing and returning a proxy card or by submitting your instructions by telephone or through the Internet, but do not provide instructions as to how to vote your shares, your proxy will be voted “FOR” the election of all trustees nominated by our Board of Trustees, and “FOR” the ratification of KPMG LLP as our independent auditor. If any other business is properly brought before the Annual Meeting, proxies will be voted in accordance with the judgment of the persons voting the proxies. After providing your proxy, you may revoke it at any time before it is voted at the Annual Meeting by filing an instrument revoking it with our secretary or by submitting a duly executed proxy bearing a later date. You also may revoke your proxy by attending the Annual Meeting and giving notice of revocation. Attendance at the Annual Meeting, by itself, will not constitute revocation of a proxy.

Some banks, brokers and other nominee record holders might be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or Annual Report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing or calling us as follows: Investor Relations, Pennsylvania Real Estate Investment Trust, The Bellevue, 200 South Broad Street, Philadelphia, PA 19102; Telephone: 215-875-0735. If you want to receive separate copies of the Annual Report and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder.

We will bear the cost of preparing and soliciting proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy materials to shareholders. In addition to solicitation by mail, certain trustees, officers and employees of PREIT and its subsidiaries may solicit proxies personally or by telephone or other electronic means without extra compensation, with the exception of reimbursement for actual expenses incurred in connection with the solicitation. The enclosed proxy is solicited by and on behalf of our Board of Trustees.

PROPOSAL ONE —

ELECTION OF TRUSTEES

PREIT’s Board of Trustees has nominated Stephen B. Cohen, Joseph F. Coradino, M. Walter D’Alessio, Lee H. Javitch, Leonard I. Korman, Donald F. Mazziotti, Mark E. Pasquerilla, John J. Roberts and Ronald Rubin, the four existing Class A trustees and five existing Class B trustees whose terms expire at the Annual Meeting, for re-election at the Annual Meeting as Class A trustees or Class B trustees, respectively, to serve until the Annual Meeting to be held in the spring of 2010 and until their respective successors have been duly elected and have qualified. PREIT’s Board of Trustees has also nominated Dorrit J. Bern for election at the Annual Meeting as a Class A trustee, to serve until the Annual Meeting to be held in the spring of 2010 and until her successor has been duly elected and has qualified. In conjunction with the nomination of Ms. Bern, the Board of Trustees has increased the number of trustees from 13 to 14.

If any of the foregoing nominees becomes unable to or declines to serve, the persons named in the accompanying proxy have discretionary authority to vote for a substitute or substitutes, unless the Board of Trustees reduces the number of trustees to be elected.

PREIT’s trust agreement provides that nominations for election to the office of trustee at any annual meeting of shareholders are made by the Board of Trustees, or by a shareholder if such shareholder provides a notice in writing delivered to our secretary not less than 90 nor more than 120 days before the anniversary date of the prior year’s meeting, and for an election at an annual meeting that is not within 30 days of such anniversary date or for a special meeting called for the election of trustees, not later than 10 days following the date on which notice of the meeting is mailed or disclosed publicly, whichever comes first. The notice must be signed by the holders of at least two percent of the common shares outstanding on the date of the notice. Shareholders making nominations of trustee candidates must provide in the notice, among other things, (a) information regarding share ownership and any hedging or other transaction to hedge the economic risk or to increase or decrease the voting power of such shareholder, (b) a description of all agreements or understandings between any such shareholder and each nominee and any other person pursuant to which any such shareholder has a right to vote any shares, or pursuant to which the nominee or shareholder may be entitled to compensation, reimbursement of expenses or indemnification, including all such information that would be required to be disclosed under federal securities regulations if the nominee were nominated by the Board of Trustees, and (c) such other information regarding each nominee as would be required in a proxy statement had the nominee been nominated by the Board of Trustees. A copy of the full text of these requirements is provided in Section 11.J of PREIT’s trust agreement, which may be obtained by written request to our Secretary at our principal executive office and is also available on our website at www.preit.com. Nominations not made in accordance with the trust agreement will not be considered, unless the number of persons properly nominated is fewer than the number of persons to be elected to the office of trustee at the Annual Meeting. In this latter event, nominations for the trustee positions that would not otherwise be filled may be made at the Annual Meeting by any person entitled to vote in the election of trustees.

PREIT’s Board of Trustees currently consists of 13 members who until 2008 served staggered, three-year terms. Beginning with the 2008 Annual Meeting, each class of trustees whose term expires at any Annual Meeting will stand for election to serve as a trustee until the immediately following Annual Meeting and until their successors have been duly elected and have qualified, rather than until the Annual Meeting three years later. At this 2009 Annual Meeting, a majority of the total number of trustees will stand for election to serve as a trustee until the 2010 Annual Meeting and until their successors have been duly elected and have qualified. Beginning at the 2010 Annual Meeting, all nominees for trustee will stand for election to serve as trustee until the 2011 Annual Meeting and until their successors have been duly elected and have qualified, and the Board of Trustees will then cease to be divided into classes. Additionally, beginning this year, the Board of Trustees has increased the number of trustees from 13 to 14. For more information regarding our Board of Trustees, see “Additional Information — Board Matters,” beginning on page 46.

The following table presents information concerning the ten nominees for the office of Class A trustee or Class B trustee, the four Class C trustees who will continue in office after the 2009 Annual Meeting and PREIT’s executive officers, including their ages, principal occupations and the number of shares beneficially owned by them as of April 15, 2009.

			Shares Beneficially Owned on April 15, 2009(1)
Name	Age	Principal Occupation and Affiliations	Trustee Since	Number		Percent of Class(2)
Nominees for the Office of Trustee

Class A Trustees; Terms to Expire in 2010

Dorrit J. Bern	58	Former Chairman, President and Chief Executive Officer of Charming Shoppes, Inc., a multichannel specialty women’s apparel retailer, from 1997 to 2008, and Vice Chairman, President and Chief Executive Officer from 1995 to 1997. Group Vice President, women’s apparel and home furnishings, and other positions, Sears, Roebuck & Co., from 1987 to 1995. Merchandising positions at The Bon Marche and Joske’s, divisions of Allied Department Stores, from 1974 to 1987. Director, OfficeMax Incorporated. Member of The Fashion Group International and The Committee of 200, an association of America’s women business leaders.	N/A	—		*

Joseph F. Coradino	57	President of PREIT Services, LLC and PREIT–RUBIN, Inc. since 2004. Executive Vice President-Retail of PREIT since 2001. Executive Vice President-Retail Division and Treasurer, PREIT–RUBIN, Inc. from 1998 to 2004. From 1997 to 1998, Senior Vice President-Retail Division and Treasurer, PREIT–RUBIN, Inc. Director of A.C. Moore Arts & Crafts, Inc. since 2006. Trustee of Chestnut Hill College and the YMCA of Greater Philadelphia.	2006	228,053	(3)	*

Lee H. Javitch	78	Private investor and former Chairman and Chief Executive Officer, Giant Food Stores, Inc. Director of Jewish Theological Seminary of America. Former director of Dauphin Deposit Bank and Trust Co. and Allied Irish Bank. Former chairman of MAZON: A Jewish Response to Hunger and CLAL, The National Jewish Center for Learning and Leadership. Former director of Pennsylvania Council on the Arts. Former executive committee member of Boy Scouts of America.	1985	28,000	(4)	*

			Shares Beneficially Owned on April 15, 2009(1)
Name	Age	Principal Occupation and Affiliations	Trustee Since	Number		Percent of Class(2)
Mark E. Pasquerilla(5)	49	President of Pasquerilla Enterprises, LP since 2006 and sole member of Pasquerilla Enterprises, LLC since 2006. Officer of Crown American Enterprises, Inc. since 1992 and director from 1992 to 2006. President and Chairman of Crown Holding Company and its various subsidiaries and affiliates from 1999 to 2006. President and Vice Chairman of Crown Holding Company from 1993 to 1999. Chairman of the Board of Trustees and Chief Executive Officer of Crown American Realty Trust from 1999 to 2003. Vice Chairman of Crown American Realty Trust from 1998 to 1999. President of Crown American Realty Trust from 1993 to 2003. Director of AmeriServ Financial, Inc., AmeriServ Financial Bank, AmeriServ Life Insurance Company, and AmeriServ Associates, Inc. since 2001. Board member of Concurrent Technologies Corporation, a charitable organization, since 1990. Board member of Community Foundation for the Alleghenies, a charitable organization, since 1991. Board member of United Way of the Laurel Highlands, a charitable organization, since 2002. Advisory board member of University of Pittsburgh at Johnstown since 1988.	2003	641,325	(6)	1.6%

John J. Roberts	64	Former Global Managing Partner and member of Leadership Team, PricewaterhouseCoopers LLP, completing a 35 year career with the firm in 2002. Director, Armstrong World Industries, Inc., Safeguard Scientifics, Inc. and Vonage Holdings Corp. Member of American Institute of CPAs. Former director of SICOR, Inc., Philadelphia First Corporation, Greater Philadelphia Chamber of Commerce, Urban Affairs Partnership, and University City Science Center. Former member of advisory board of the Kellogg School and the University of Southern California School of Accounting. Former trustee of Drexel University.	2003	10,000	(7)	*

			Shares Beneficially Owned on April 15, 2009(1)
Name	Age	Principal Occupation and Affiliations	Trustee Since	Number		Percent of Class(2)
Nominees for the Office of Trustee

Class B Trustees; Terms to Expire in 2010

Stephen B. Cohen	63	Professor of Law, Georgetown University since 1980. Has also taught at Harvard University, Stanford University, the University of Wisconsin and at the University of Capetown (South Africa). Served as Corporate Secretary and Board Member of the Southern Africa Enterprise Development Fund from 1994 to 2002 and as Deputy Assistant Secretary of State from 1978 to 1980.	2004	479,030	(8)	1.2%

M. Walter D’Alessio	75	Vice Chairman of NorthMarq Capital, a Minneapolis-based real estate investment banking firm with an office in Philadelphia, and President of NorthMarq Advisors, a real estate consultancy, since 2003. Non-executive Chairman of the Board of Brandywine Realty Trust (office and industrial real estate development and management) headquartered in Radnor, Pennsylvania, since 2004. Serves on the boards of directors of Exelon Corporation, Independence Blue Cross (Chairman), Point Five Technologies, Inc., the Federal Home Loan Bank–Pittsburgh and the Greater Philadelphia Chamber of Commerce. From 1982 to 2003, served as Chairman and Chief Executive Officer of Legg Mason Real Estate Services, Inc., a commercial mortgage, banking and pension fund advisory firm headquartered in Philadelphia.	2005	7,607	(9)	*

Leonard I. Korman	73	Chairman and Chief Executive Officer, Korman Commercial Properties, Inc. (real estate development and management). Partner of The Korman Company, trustee of Albert Einstein Health Care Network and Thomas Jefferson University. Former director of CoreStates Bank, N.A. Served on the Regional Advisory Board of First Union National Bank, and the boards of the Pennsylvania Academy of Fine Arts and the Jewish Federation of Greater Philadelphia.	1996	562,555	(10)	1.4%

			Shares Beneficially Owned on April 15, 2009(1)
Name	Age	Principal Occupation and Affiliations	Trustee Since	Number		Percent of Class(2)
Donald F. Mazziotti(5)	63	Principal, Development Equities & Advisories LLC (real estate development and consulting) since 2005. Senior Vice President, Urban and Mixed Use Development, Harsch Investment Properties, Portland, Oregon, from 2005 to 2007. Chief Executive Officer, Portland Development Commission, 2001 to 2005. Chief Information Officer, State of Oregon, 1998 to 2000. Chairman of Delta Development Group, Inc. (government relations, economic planning and management consulting) from 1995 to 1997. Chief Executive Officer of Delta Development Group, Inc. from 1988 to 1998. Member of the board of privately-held United Fund Advisors, LLC since 2008. Member of Crown American Realty Trust Board of Trustees from 1993 to 2003. Deputy Assistant Secretary of Transportation, USDOT, 1978 to 1981.	2003	12,537	(11)	*

Ronald Rubin(12)(13)	77	Chairman of PREIT since 2001. Chief Executive Officer of PREIT since 1997. Chairman and Chief Executive Officer of The Rubin Organization, Inc. (renamed PREIT–RUBIN, Inc. upon acquisition by PREIT in 1997) from 1992 to 1997. Trustee of International Council of Shopping Centers. Past Chairman of Center City District and past Chairman of the Greater Philadelphia Chamber of Commerce. Director of PECO Energy Company, a subsidiary of Exelon Corporation. Director of the Regional Performing Arts Center. Past President of Jewish Federation of Greater Philadelphia. Served as Co-Chairman of the National Museum of American Jewish History and served on the boards of the Franklin Institute, Philadelphia Orchestra, and the United Jewish Appeal.	1997	1,706,817	(14)	4.1%

			Shares Beneficially Owned on April 15, 2009(1)
Name	Age	Principal Occupation and Affiliations	Trustee Since	Number		Percent of Class(2)
Trustees Whose Terms Continue

Class C Trustees; Terms to Expire in 2010

Edward A. Glickman	51	President and Chief Operating Officer of PREIT since 2004. Executive Vice President and Chief Financial Officer of PREIT from 1997 to 2004. Adjunct Professor of Finance, Stern School of Business, New York University. Director of the Fox Chase Cancer Center and the Bala Cynwyd Library.	2004	339,294	(15)	*

Rosemarie B. Greco(13)	63	Senior Advisor to the Governor of Pennsylvania on Health Care Reform. Founding Principal, Grecoventures Ltd. (business investment and consulting partnership). Former CEO and President, CoreStates Bank, N.A. and President, CoreStates Financial Corp. Currently director of Exelon Corporation and Sunoco, Inc. and trustee of SEI I Mutual Funds. Trustee of the University of Pennsylvania School of Nursing. Former corporate director of General Accident Insurance (USA), Cardone Industries, Inc., Genuardi’s Family Markets, Inc. and Radian, Inc.; former chair of the Greater Philadelphia Chamber of Commerce, former President and CEO of Philadelphia Private Industry Council; former member of Philadelphia Planning Commission and Board of Education; former chair of Pennsylvania Workforce Investment Board.	1997	14,000	(16)	*

Ira M. Lubert	59	Chairman of Independence Capital Partners and of Lubert-Adler Partners, L.P., companies specializing in private equity investments in real estate and other entrepreneurial opportunities. Co-founder and managing partner of LLR Equity Partners, L.P., a venture fund making private equity investments in mid-Atlantic growth companies and middle market special opportunity situations. Chairman of GF Management, a company that specializes in the ownership and management of hospitality properties. Co-founder of LEM Mezzanine Fund, a fund making mortgage loans, and Quaker Bio Venture, a private equity fund engaged in making health care and life science investments.	2001	1,012,000	(17)	2.5%

			Shares Beneficially Owned on April 15, 2009(1)
Name	Age	Principal Occupation and Affiliations	Trustee Since	Number		Percent of Class(2)
George F. Rubin(12)(13)	66	Vice Chairman of PREIT since 2004. President and Secretary, PREIT Services, LLC and PREIT–RUBIN, Inc. from 1997 to 2004. Trustee, member of the executive committee and chair of the grounds and buildings committee of Lafayette College. Board Member of Elwyn Institute. Chairman of the Board of Thorncroft Therapeutic Horseback Riding, Inc. Former treasurer of the Philadelphia Vietnam Veterans Memorial Committee. Appointed by former President George W. Bush to the Veterans Committee on Education.	1997	712,656	(18)	1.8%
Non-Trustee Executive Officers

Jonathen Bell	41	Senior Vice President of PREIT since 2007. Chief Accounting Officer of PREIT since 2006. Vice President–Financial Services of PREIT from 1999 to 2007. From 2003 to 2006, Corporate Controller of PREIT. From 1997 to 1999, controller of Washington REIT in Rockville, Maryland.	—	30,450	(19)	*

Bruce Goldman	50	Executive Vice President–General Counsel of PREIT since 2002, and Secretary of PREIT since 2005. From 2001 to 2002, Senior Vice President–General Counsel of PREIT. From 2000 to 2001, Senior Vice President–Legal of PREIT. From 1997 to 2000, Vice President of New City Development, the development subsidiary of Mirage Resorts, Inc.	—	54,168	(20)	*

Douglas S. Grayson	50	Executive Vice President–Development of PREIT since 2002. Executive Vice President–Development of PREIT–RUBIN, Inc. from 1998 to 2002. From 1997 to 1998, Vice President of PREIT–RUBIN, Inc.	—	87,842	(21)	*

Jeffrey A. Linn	60	Executive Vice President–Acquisitions of PREIT since 2001. From 1995 to 2001, Senior Vice President–Acquisitions of PREIT. Secretary of PREIT from 1995 to 2005.	—	88,943	(22)	*

Robert F. McCadden	51	Executive Vice President and Chief Financial Officer of PREIT since 2004. From 2002 to 2004, Partner of KPMG LLP. From 1993 to 2002, Partner of Arthur Andersen LLP.	—	132,983	(23)	*

All trustees and executive officers as a group (18 persons)				6,019,942	(24)	14.4%

*	Less than one percent.

(1)	Unless otherwise indicated in the following footnotes, each trustee and executive officer has sole voting and investment power with respect to all such shares.

(2)	Based on 40,151,625 common shares of beneficial interest outstanding as of April 15, 2009.

(3)	Includes 123,164 shares that Mr. Coradino owns directly, 1,301 Class A units of limited partnership interest in PREIT Associates, L.P. held by a grantor retained annuity trust of which Mr. Coradino’s spouse is a trustee and Mr. Coradino is a beneficiary and with respect to which he does not hold voting or investment power, 63,588 Class A units of limited partnership interest in PREIT Associates, L.P. held by Mr. Coradino’s spouse, and 40,000 Class A units held by a grantor retained annuity trust of which Mr. Coradino is a trustee and Mr. Coradino’s spouse is a beneficiary. Class A units are redeemable for cash or, at PREIT’s option, for a like number of shares. Mr. Coradino disclaims beneficial ownership of the Class A units held by his spouse.

(4)	Includes 23,000 shares that Mr. Javitch owns directly and 5,000 shares subject to exercisable options.

(5)	In accordance with the merger agreement between PREIT and Crown American Realty Trust, PREIT expanded the size of its board of trustees by two in December 2003 and elected Messrs. Pasquerilla and Mazziotti, who were members of Crown’s board at the time of the merger, to fill the vacancies created by the expansion.

(6)	Includes 2,832 shares that Mr. Pasquerilla owns directly, 5,000 shares subject to exercisable options, 45,211 shares held by Marenrico Partnership, and 588,282 shares held by Pasquerilla, LLC, entities controlled by Mr. Pasquerilla. A total of 457,471 shares held by Pasquerilla, LLC are pledged as collateral to First Commonwealth Bank and a total of 130,811 shares held by Pasquerilla, LLC are pledged as collateral to UBS AG. There are 33,575 shares held by Marenrico Partnership that are pledged as collateral to Merrill Lynch and 10,496 shares held by Marenrico Partnership that are pledged as collateral to Wachovia.

(7)	Includes 5,000 shares that Mr. Roberts owns directly and 5,000 shares subject to exercisable options.

(8)	Includes 39,317 shares that Mr. Cohen owns directly, 37,056 shares owned by an Indenture of Trust of which Mr. Cohen is a beneficiary, 243,944 shares owned by the Deed of Trust of Sylvan M. Cohen of which Mr. Cohen is a future beneficiary, 153,713 shares owned by the Sylvan M. Cohen Charitable Remainder Trust of which Mr. Cohen is a trustee and 5,000 shares subject to exercisable options. Mr. Cohen does not hold voting or investment power with respect to the 37,056 shares and 243,944 shares held by trusts of which he is a beneficiary or future beneficiary, and has shared voting and investment power with respect to the 153,713 shares owned by the Sylvan M. Cohen Charitable Remainder Trust.

(9)	Includes 3,857 shares that Mr. D’Alessio owns directly and 3,750 shares subject to exercisable options. Excludes 1,250 shares subject to options that become exercisable on December 15, 2009.

(10)	Includes 423,188 shares that Mr. Korman owns directly, 420 shares owned by Mr. Korman’s spouse, 114,619 shares held in trusts of which Mr. Korman is a co-trustee, 19,328 shares held in trusts of which Mr. Korman is a co-trustee and the sole beneficiary and with respect to which he holds shared voting and investment power, and 5,000 shares subject to exercisable options. Mr. Korman disclaims beneficial ownership of the 114,619 shares held in trusts of which Mr. Korman is a co-trustee and the 420 shares owned by Mr. Korman’s spouse.

(11)	Includes 2,001 shares that Mr. Mazziotti owns directly, 5,536 shares as to which Mr. Mazziotti shares voting and investment power with his spouse and 5,000 shares subject to exercisable options.

(12)	In accordance with an agreement that PREIT entered into in connection with its 1997 acquisition of The Rubin Organization, Inc., the Board of Trustees of PREIT elected Ronald Rubin, George F. Rubin and Rosemarie B. Greco as trustees of PREIT in 1997 to fill the vacancies created by the resignations of three former trustees. Ronald Rubin and George F. Rubin are brothers.

(13)	The employment agreements between PREIT and each of Ronald Rubin and George F. Rubin provide that, during the term of their respective employment agreements, the Board of Trustees shall nominate Ronald Rubin and George F. Rubin, respectively, as a candidate for election to the Board of Trustees at each annual meeting at which his term as a trustee is scheduled to expire.

(14)	Includes 629,109 shares that Ronald Rubin owns directly and 41,384 held by trusts of which Mr. Rubin is a trustee or a trustee and a beneficiary. Also includes 1,036,324 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT’s option, for a like number of shares, 300,000 of which are held by grantor retained annuity trusts of which Ronald Rubin is the trustee, 86,934 of which are held by the Non-QTIP Marital Trust under the Will of Richard I. Rubin, of which Ronald Rubin and George Rubin are beneficiaries and with respect to which they share investment and voting power, and 5,227 of which are held by Pan American Office Investments, L.P. Ronald Rubin controls and holds substantial ownership interests in Pan American Office Investments, L.P.

(15)	Includes 192,586 shares that Mr. Glickman owns directly, 46,708 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT’s option, for a like number of shares, and 100,000 shares subject to exercisable options.

(16)	Includes 9,000 shares that Ms. Greco owns directly and 5,000 shares subject to exercisable options.

(17)	Includes 1,007,000 shares that Mr. Lubert owns directly and 5,000 shares subject to exercisable options.

(18)	Includes 162,539 shares that George Rubin owns directly, 433,841 Class A units of limited partnership interest in PREIT Associates, L.P. (86,934 of which are held by the Non-QTIP Marital Trust under the Will of Richard I. Rubin, of which Ronald Rubin and George Rubin are beneficiaries and with respect to which they share investment and voting power) that are redeemable for cash or, at PREIT’s option, for a like number of shares. Also includes 114,313 shares held by trusts of which George Rubin is a trustee, or a trustee and a beneficiary. Also includes 900 shares held by a trust, the beneficiary of which is George Rubin’s daughter, and 1,063 shares held by George Rubin’s spouse, as to both of which George Rubin disclaims beneficial ownership. Excludes 5,227 Class A units held by Pan American Office Investments, L.P. George Rubin holds limited partnership interests in Pan American Office Investments, L.P.

(19)	Mr. Bell directly owns all 30,450 shares.

(20)	Mr. Goldman directly owns all 54,168 shares.

(21)	Includes 39,239 shares that Mr. Grayson owns directly, 24,687 shares as to which he shares voting and investment power with his spouse and 23,916 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT’s option, for a like number of shares.

(22)	Mr. Linn directly owns 88,943 shares and shares voting and investment power as to 514 shares with his spouse.

(23)	Mr. McCadden directly owns 114,339 shares and shares voting and investment power as to 18,644 shares with his spouse.

(24)	Includes 4,317,448 shares held directly, 143,750 shares subject to exercisable options and an aggregate of 1,558,744 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT’s option, for a like number of shares. In certain instances, two trustees beneficially own the same shares because they share voting or investment power over the shares. These shares have been counted only once in this total.

Required Vote

With respect to the election of trustees, assuming a quorum is present and subject to the majority voting provisions of our corporate governance guidelines described below, the ten nominees receiving the highest number of votes cast at the Annual Meeting will be elected trustees. If you mark your proxy as “Withhold Authority” in the election of any of the trustees, or if you give specific instructions that no vote be cast in the election of any of the trustees, the shares represented by your proxy will not be voted in the election of such trustee(s), but will count toward the establishment of a quorum. Under the terms of the account agreement between you and your broker, your broker may be permitted to vote your shares in the election of trustees even if you do not instruct your broker how to vote. While brokers have historically voted all shares over which they have authority but no instructions in favor of routine matters such as the election of directors or trustees, some brokers have begun voting these shares in the same proportions as the instructions that they do receive on such matters. Such a proportional split could affect the results of the election of trustees.

Pursuant to PREIT’s corporate governance guidelines, if any nominee for trustee receives a greater number of “Withhold Authority” responses regarding his or her election than votes “FOR” his or her election, that nominee will be required to promptly tender his or her resignation to the Nominating and Governance Committee of the Board of Trustees following certification of the shareholder vote. The Nominating and Governance Committee of the Board of Trustees will consider the resignation offer and recommend to the Board of Trustees whether or not to accept it. The Board of Trustees will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Thereafter, the Board of Trustees will promptly disclose its decision as to whether to accept the trustee’s resignation offer (and, if applicable, the reasons for rejecting the resignation offer) in a press release to be disseminated in the manner that PREIT’s press releases typically are distributed or by other means of public disclosure.

Any trustee tendering his or her resignation pursuant to the procedures described above will not participate in the Nominating and Governance Committee recommendation or any other action of the Board of Trustees regarding whether to accept the resignation offer. If each member of the Nominating and Governance Committee received a majority of votes marked “Withhold Authority” at the same election, then the independent members of our Board of Trustees who did not receive a majority of votes marked “Withhold Authority” will appoint a committee amongst themselves (which may consist of some or all of them) to consider the resignation offers and recommend to the Board of Trustees whether to accept them.

Board Recommendation

Our Board of Trustees recommends that shareholders vote FOR the election of each of the individuals named in this proxy statement and nominated for election as trustees by our Board of Trustees.

PROPOSAL TWO —

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Trustees has selected KPMG LLP as PREIT’s independent auditor to perform the audit of our financial statements for 2009. KPMG is a registered independent public accounting firm and served as our independent auditor for the year ended December 31, 2008. A representative of KPMG is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will be given an opportunity to make a statement, if the representative so desires.

Although shareholder ratification of our selection of KPMG as our independent auditor is not required by our by-laws or otherwise, the Board of Trustees is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate practice. Despite ratification, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of PREIT.

Required Vote

Assuming a quorum is present, the proposal to ratify KPMG as PREIT’s independent auditor for 2009 will be approved if a majority of the shares present in person or by proxy and casting a vote on this proposal vote “FOR” the proposal. For purposes of the foregoing, abstentions and broker non-votes will be considered in determining whether a quorum is present, but will not be deemed to be votes cast “FOR” or “AGAINST” the proposal.

Board Recommendation

The Audit Committee of our Board of Trustees recommends that shareholders vote FOR the ratification of PREIT’s selection of KPMG as PREIT’s independent auditor to perform the audit of our financial statements for 2009.

PROPOSAL THREE —

OTHER MATTERS

PREIT’s management knows of no matters other than those stated above to come before the meeting. However, if any other matters properly come before the meeting, the enclosed proxy confers discretionary authority with respect to those matters.

ADDITIONAL INFORMATION

Executive Compensation

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis focuses on the compensation of the executive officers (the “named executive officers”) listed in the Summary Compensation Table that follows. The named executive officers for 2008 were Ronald Rubin, Chairman and Chief Executive Officer; Edward A. Glickman, President and Chief Operating Officer; George F. Rubin, Vice Chairman; Joseph F. Coradino, Executive Vice President–Retail and President, PREIT Services, LLC and PREIT-RUBIN, Inc.; and Robert F. McCadden, Executive Vice President and Chief Financial Officer. Ronald Rubin, Edward A. Glickman, George F. Rubin and Joseph F. Coradino are members of the Office of the Chair.

Each of the named executive officers has an employment agreement, which is described in this Proxy Statement under “Employment Agreements” beginning on page 31. In general, each of the employment agreements establishes a minimum base salary and states that the named executive officer is entitled to participate in cash incentive programs and equity plans as determined by PREIT’s Executive Compensation and Human Resources Committee (the “Compensation Committee”). These employment agreements were amended and restated in 2008 to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); however, these amendments did not alter the basic terms of the employment agreements. Early in each fiscal year, the Compensation Committee determines the amount of any increase in the base salary of the named executive officers, the nature and design of the cash incentive and equity based programs for the current year and the levels at which each of the officers will participate in those programs. The Compensation Committee bases its decisions on PREIT’s compensation principles and policies, which have as their principal objective the alignment of the interests of the named executive officers with the interests of the shareholders of PREIT.

The extraordinary economic and stock market-driven conditions of the past year affected PREIT, our shareholders and our named executive officers, in the latter case, due to the emphasis of our compensation programs on equity and performance based compensation. Substantially all of the discussion and information concerning compensation in this portion of the Proxy Statement relates to decisions made by the Compensation Committee early in 2008 with respect to compensation for that year. The impact of economic and market conditions on 2009 compensation decisions and on performance based compensation for 2008 and prior years is summarized at the end of the Compensation Discussion and Analysis.

Compensation Committee Process and Considerations

The Compensation Committee held several meetings for the principal purpose of determining executive compensation for 2008. The Compensation Committee considered, among other matters:

(i)	the policies and objectives of its compensation programs for 2008 and later years;

(ii)	information on compensation of senior executives at other public companies derived from industry surveys and from proxy statements available for a group of real estate investment trusts (“REITs”) deemed comparable to PREIT for this purpose;

(iii)	the design of its annual cash incentive and equity based programs; and

(iv)	the base salaries to be paid and cash incentive opportunity and equity awards to be granted to officers for 2008.

The Compensation Committee considered PREIT’s performance during 2007 in view of the financial goals set under PREIT’s 2007 business plan. The Committee also solicited the views of the Chief Executive Officer regarding the contributions of named executive officers (other than the Chief Executive Officer) to PREIT’s performance during 2007, and the responsibilities of the named executive officers in connection with the 2008 business plan.

The Compensation Committee was assisted in its work by its compensation consultant, Towers, Perrin, Forster & Crosby, Inc. The Compensation Committee has the sole authority under its charter to engage (and replace) an executive compensation consultant. In addition to consulting on executive compensation matters, the consultant worked with the Nominating and Governance Committee on trustee compensation matters and was engaged in 2007 by the Compensation Committee to assist in structuring a compensation framework for employees holding the title of vice president or director, the employee designation immediately below vice president. The consultant has continued to perform services in connection with the compensation framework. PREIT’s Senior Vice President–Human Resources meets with the Compensation Committee and separately with the consultant on matters relating to the compensation of the named executive officers. Neither the Chief Executive Officer nor any other named executive officer meets separately with the consultant regarding compensation of the named executive officers.

In connection with 2008 compensation, the consultant reviewed PREIT’s existing compensation programs and discussed current compensation trends, but recommended no changes to the basic components of the existing compensation programs and no such changes were made, except that the annual cash incentive awards to the named executive officers were based entirely upon the performance metric of funds from operations without any individual performance component. Changes were made regarding the vesting period for restricted share awards and the percentage of base salary represented by the annual cash and long-term incentive awards. The consultant periodically advises the Compensation Committee of developing compensation trends and programs among REITs and other public companies. The consultant also presented data on executive compensation from several sources, including a survey of executive compensation among REITs prepared by the National Association of Real Estate Investment Trusts (“NAREIT”), a proprietary database developed by the consultant and proxy statements of a group of REITs (the “peer group”) deemed comparable to PREIT for such purposes. The peer group consisted of 17 REITs located throughout the United States, many of which own and operate retail properties, although the peer group also included office, industrial, multi-family and diversified REITs. Companies in the peer group were generally comparable in size to PREIT as measured by the total of their debt and equity market capitalization.1 The Compensation Committee, in consultation with the consultant, updates the peer group periodically. The Compensation Committee added three REITs to the peer group for 2008 to replace three REITs from its 2007 peer group that had been acquired.

The Compensation Committee compared (i) the total 2007 compensation of the named executive officers to the total 2007 compensation paid to the executive officers in the peer group and in other surveys and (ii) the allocation of total compensation among base salary and cash incentive and equity awards to the allocation of such compensation among base salary and cash incentive and equity awards in the peer group and other surveys. The Compensation Committee also compared PREIT’s funds from operations (“FFO”) for 2006 and total return to shareholders (“TRS”) for 2006 and the three and five-year periods ended with that year to the FFO and TRS of the peer group companies for the same periods. NAREIT defines FFO, which is a non-GAAP measure, as income (loss) before gains and losses on sales of operating properties and extraordinary items (computed in accordance with GAAP); plus real estate depreciation; plus or minus adjustments for unconsolidated partnerships to reflect funds from operations on the same basis. PREIT computes funds from operations by taking the amount

[1]

The peer group consisted of the following REITs: Brandywine Realty Trust, BRE Properties, Inc., CBL & Associates Properties, Corporate Office Properties Trust, Cousins Properties Incorporated, Developers Diversified Realty Corp., Equity One, Inc., Federal Realty Investment Trust, First Industrial Realty Trust, Inc., Glimcher Realty Trust, Home Properties, Inc., Kilroy Realty Corporation, Macerich Company, Post Properties, Inc., PS Business Parks, Inc., Regency Centers Corp., and Taubman Centers, Inc.

determined pursuant to the NAREIT definition and subtracting dividends on preferred shares (for periods during which PREIT had preferred shares outstanding). TRS is a measure of the financial return to shareholders over a specified measurement period. The return consists of dividends on a common share of PREIT during the period (which are deemed to be reinvested in common shares when paid) plus (or minus) the increase (or decrease) in the market value of a common share measured from the beginning to the end of the period.

The comparative compensation data provided a background and guideline for assessing both the competitiveness of PREIT’s compensation policies and the appropriate allocation between the short-term and long-term elements of compensation. The Compensation Committee deemed the peer group comparisons to be more relevant to 2008 compensation than the consultant’s proprietary database and the NAREIT survey. The Compensation Committee does not set specific competitive pay targets or objectives, or otherwise engage in formal “benchmarking” of the compensation of PREIT’s named executive officers against executives at peer group companies. It did, however, try to set total compensation for each of the named executive officers near the middle of the peer group data while allowing for the possibility of greater or lesser compensation based upon PREIT’s performance. While the comparisons helped to inform the Compensation Committee’s decisions, the Compensation Committee did not use a fixed ratio or other mechanical formula to set compensation in relation to compensation in the peer group or broader surveys.

The Compensation Committee also considers matters that could affect or distort the metrics used to measure PREIT’s performance. For example, many of PREIT’s properties in 2007 and 2008 were undergoing substantial redevelopment. In 2007 and 2008, PREIT substantially completed, or was actively engaged in, redevelopment projects at malls which, taken together, constitute approximately 34% of the total mall gross leasable area that PREIT owns. While PREIT might undertake a redevelopment to maximize the long-term performance of a property, in the short term, the operations and performance of the property, as measured by sales, occupancy and net operating income, is likely to be negatively affected. This, in turn, can have a negative impact upon FFO and TRS. In addition, much of the cost of redevelopment has been paid for using borrowed funds. This increases PREIT’s leverage ratio and, therefore, may depress the price of a PREIT share. As management implements this long-term strategy, the Compensation Committee remains cognizant of the short-term effects of redevelopment on the metrics used to measure performance and attempts to ensure that compensation is not unduly affected by the short-term consequences of redevelopment.

The Chief Executive Officer, with assistance from the Senior Vice President-Human Resources, made compensation recommendations for the named executive officers for 2008. The Compensation Committee discussed the recommendations of the Chief Executive Officer regarding compensation for the other named executive officers with the Chief Executive Officer and invited the Chief Executive Officer to participate in the preliminary compensation deliberations by the Compensation Committee concerning the named executive officers (other than the Chief Executive Officer). The recommendations of the Chief Executive Officer with respect to the compensation of the other named executive officers were then discussed and accepted by the Compensation Committee and the Compensation Committee made its compensation determinations with respect to the Chief Executive Officer, in each case after consideration of the information obtained from various sources in the process described above.

Compensation Objectives and Policies

The primary objective of PREIT’s compensation programs is to align the interests of the named executive officers with the interests of the shareholders of PREIT. PREIT’s compensation program for 2008 consisted of three elements: (i) base salary; (ii) annual cash incentive compensation; and (iii) equity based awards under a long-term incentive program. These three elements are designed to contain an appropriate mix and level of compensation and to retain and motivate the named executive officers by providing a competitive level of base salary and time based restricted shares to facilitate retention while also emphasizing performance based compensation as a wealth creation opportunity.

The express linkage of program elements as described below to FFO and TRS, combined with an established share retention policy for the named executive officers, results in a layered approach intended to balance achievement of short-term earnings objectives with longer term value creation for PREIT’s shareholders.

The goals for FFO and TRS were set with the objective of encouraging performance above the mid-point of the range of PREIT’s FFO guidance for 2008 of $3.65 per share announced in February 2008 and, in the case of TRS, above the median for the component companies in the MSCI US REIT Index (the “Index”), a broad index of REITs for the relevant measurement period. Specifically, the opportunity under the cash incentive program for 2008 was determined principally by the degree to which PREIT achieved its publicly-announced guidance for FFO. In addition, one-half of the equity based awards made in 2008 will vest on December 31, 2010 only if PREIT achieves TRS at specified levels relative to the TRS of the companies in the Index during the three-year period ending December 31, 2010. As described below, FFO is used as a measure of short-term performance associated with the annual cash incentive awards and TRS is used as a measure of long-term performance associated with equity based compensation.

The three elements of compensation for 2008 are discussed separately below. In each case, the discussion includes an analysis of the objective or objectives served by the specific element of compensation. There was no mechanical formula for allocating compensation among the different elements, although the allocation reflects the policy that there should be an appropriate combination of (i) annual base salary, (ii) short-term cash incentive compensation and (iii) long-term equity based compensation, both time based and performance based. In allocating compensation among the different elements, the Compensation Committee emphasized the use of equity based and performance based compensation.

The objectives of the three elements of compensation are to:

(i)	encourage the achievement of defined short-term and long-term business goals and the creation of shareholder value;

(ii)	provide compensation that is competitive with the peer group and otherwise reflective of the marketplace;

(iii)	provide a blend of fixed cash and equity compensation to facilitate retention and performance based cash and equity compensation to motivate and reward high levels of performance; and

(iv)	encourage senior management to act as a team committed to the achievement of corporate performance.

In making compensation decisions, especially with respect to the weighting given to the various components of compensation, the Compensation Committee reviews internally-prepared tally sheets for each named executive officer. Each of these tally sheets presents the dollar amount of each component of each named executive officer’s compensation. The tally sheets show annual compensation, as well as potential payments under various performance scenarios and termination and change of control scenarios. The overall purpose of these tally sheets is to bring together, in one place, the elements of actual and potential compensation of the named executive officers upon the occurrence of various events. The mix of the compensation components as set forth in the Summary Compensation Table on page 28 is shown below on an aggregate basis for the named executive officers and reflects the Compensation Committee’s policy of favoring equity based and performance based compensation.

(1) Includes contributions to and interest on non-qualified retirement plans, contributions by PREIT to 401(k) Plan accounts of the named executive officers, dividend equivalent rights in one case, and core benefits, such as medical insurance paid by PREIT for its employees generally.

1.	Base Salary

Base salaries are intended to (i) be at competitive levels with companies in the peer group, (ii) provide the named executive officers with a fixed and predictable source of income and (iii) assure that the named executive officers remain committed to PREIT even when conditions do not permit the achievement of short-term performance goals. The employment agreement for each named executive officer establishes a minimum base salary. In the case of each named executive officer, other than the Chief Operating Officer, the original base salary may be increased at the discretion of the Compensation Committee. Once increased, the base salary may not be decreased. The Chief Operating Officer’s employment agreement provides for annual increases in base salary of at least $25,000. The Chief Operating Officer waived the requirement, and his base salary for 2008 was increased by $9,880, or 2%, over his base salary for 2007.

The increase in the base salary of each named executive officer was 2% for 2008 over the base salary for the named executive officer for 2007. The determination of the Compensation Committee to limit the base salary increases to 2% was a result, in part, of the decision to increase the emphasis on performance and equity based compensation. Accordingly, rather than increase base salaries to a greater extent than 2%, the Compensation Committee increased the percentages of base salary contingently payable under the 2008 annual incentive compensation plan at the target and outperformance levels and the value of the equity awards as a percentage of base salary. The potential increases in annual incentive compensation and in the equity awards was also consistent with comparative compensation data.

2.	Cash Incentive Compensation

Each named executive officer was eligible to receive an annual cash incentive payment equal to a specified percentage of his base salary. In 2006 and 2007, a portion of the annual incentive amount was subject to the discretion of the Compensation Committee based upon the individual performance of the named executive officer, though the larger portion was determined by the achievement of predetermined FFO targets.

In 2008, the Compensation Committee determined that no portion of the annual cash incentive award of a named executive officer for 2008 would be based upon the discretion of the Compensation Committee in evaluating the individual performance of the named executive officer. Instead, the annual incentive compensation of each named executive officer for 2008 was based entirely upon PREIT’s corporate performance as reflected by its FFO per share. The Compensation Committee believed that this is consistent with the goal of encouraging teamwork among PREIT’s most senior officers and is also consistent with the goal of aligning the interests of the named executive officers and the interests of PREIT’s shareholders. The elimination of the individual performance component of the annual cash incentive award was only made regarding 2008 cash incentive awards to the named executive officers and was not made regarding 2008 awards to other executive officers of PREIT. In addition, as noted above, the Compensation Committee increased the target and outperformance percentages of base salary that could be earned by the named executive officers under the annual cash incentive plan.

The amount of the incentive cash payments were contingent upon meeting goals for corporate performance expressed as threshold, target and outperformance. If FFO for the year was between the threshold and target or target and outperformance, the amount of the incentive compensation was adjusted proportionately. The potential incentive compensation for 2008 for the named executive officers were the following percentages of their base salaries:

	Threshold	Target	Outperformance
Chief Executive Officer	35	75	150
Others in the Office of the Chair	30	65	130
Chief Financial Officer	25	60	120

The Compensation Committee set the target for FFO at $3.65 per diluted share, the midpoint of the range of PREIT’s FFO guidance announced in PREIT’s earnings release on February 26, 2008. The FFO goals were established with the expectation that there would be a high probability of achieving the threshold, a likelihood of achieving the target and a modest probability of achieving the outperformance level. The Compensation Committee expressly retained the authority to modify the FFO goals for 2008 in the case of a change of control of PREIT and other specified events.

The Compensation Committee determined that there would be a 5% spread between the target level and the threshold and outperformance levels; accordingly, the threshold and outperformance levels were set at $3.47 per diluted share and $3.83 per diluted share, respectively.

The performance levels identified above and the corresponding awards, as a percentage of base salary, to each named executive officer that could have resulted under the Company’s cash incentive program for each level of 2008 FFO are represented in the chart below.

FFO per diluted share for 2008 was $3.57 as computed in accordance with the definition of FFO on page 15. Specifically, $3.87 (representing the per share amount of the adjustments described in the definition of FFO) was added to the loss per share of $0.30 as determined under GAAP. This resulted in payments equal to approximately 56% of the target amount. As a result, cash incentive payments for 2008 corporate performance were (i) $321,960 for the Chief Executive Officer; (ii) $249,141 for the Chief Operating Officer; (iii) $200,303 for each of the other two members of the Office of the Chair; and (iv) $172,267 for the Chief Financial Officer. The aggregate cash incentive payments to the named executive officers for 2008 were approximately $667,000 less than the cash incentive payments for 2007.

The annual cash incentive plan focuses on the short-term performance of PREIT. FFO was selected as the sole measure of short-term corporate performance for 2008 since it is the most commonly used and followed measure of operating performance among REITs. The decision to focus on the financial performance of PREIT to the exclusion of the individual performance of the named executive officers reflects the view that the named executive officers have the greatest ability to influence the operating performance of PREIT as measured by FFO and that a substantial portion of their compensation, therefore, should be tied to that metric. The cash incentive compensation for officers who are not named executive officers is less dependent on the achievement of FFO levels and is influenced to a significant extent by individual performance. By focusing on the core element of PREIT’s operating performance, the design of the cash incentive compensation plan for named executive officers is consistent with the objective of aligning the interests of the named executive officers with the economic interests, in this case the short-term economic interests, of shareholders.

In accordance with applicable accounting rules, the 2008 incentive cash payments, which were paid in 2009, were treated as compensation expense by PREIT for 2008 for both accounting and tax purposes.

3.	Long-Term Incentive Awards

Equity based awards are granted under programs adopted by PREIT in accordance with its 2003 Equity Incentive Plan, which was approved by shareholders on November 11, 2003. Awards made for 2008 were divided equally between time based restricted shares, which vest based upon continued employment, and restricted share units (“RSUs”) under PREIT’s 2008-2010 Restricted Share Unit Program, which convert into shares based upon PREIT’s TRS as compared with other REITs. In 2005, PREIT adopted an Outperformance Program under the 2003 Equity Incentive Plan that was intended to encourage and reward exceptional long-term performance with a potentially significant number of shares. The Outperformance Program expired at the end of 2008 without any shares being awarded.

a.         Restricted Shares. Restricted shares awarded in 2008 generally vest in four equal installments on or about February 15, 2009 through 2012, as long as the named executive officer is an employee of PREIT on the vesting date. Vesting of restricted shares generally accelerates in the event of a “change of control” of PREIT, a termination of the named executive officer’s employment by PREIT without “cause,” or a termination of employment by the named executive officer for “good reason,” as each of the terms is defined in the employment agreement between the named executive officer and PREIT. Unvested restricted shares vest in the event of termination of employment due to death or “disability,” as the latter term is defined in each named executive officer’s employment agreement. The named executive officers are entitled to receive an amount equal to the dividends on the shares prior to vesting.

The use of time based restricted shares is designed to retain the services of the named executive officer by providing a predictable award for continued service and a potentially significant cost if the named executive officer were to terminate his employment voluntarily. Moreover, since the award consists of common shares which vest over a period of years, the long-term interests of the executive in maintaining and enhancing the value of the shares is aligned with the long-term interests of the shareholders of PREIT.

b.        RSUs. The vesting of RSUs granted to named executive officers in 2008 is based on PREIT’s performance and depends on the achievement by PREIT of TRS at specified levels relative to the component companies in the Index. The Index reflects the total return to the shareholders of certain publicly-held U.S. REITs. Under the RSU Program adopted by PREIT, an account was established for each named executive officer as of the grant date of February 20, 2008 and was credited with a number of units determined and computed in the same manner as described above for the restricted shares granted on that date. Amounts equal to the dividends paid on an equivalent number of common shares during the three-year measurement period ending December 31, 2010 (or earlier in the event of a change of control) are deemed to be invested in additional RSUs based on the average of the closing prices of a share on the New York Stock Exchange for the 20-day period ending with the dividend payment date.

RSUs granted in 2008 will either vest or be forfeited on December 31, 2010 (or earlier in the event of a change of control). A specified percentage of the RSUs in each account on that date will be converted into common shares of PREIT and delivered to the named executive officer if the TRS of PREIT for the measurement period equals or exceeds the 25th percentile of the companies in the Index for the same measurement period. The specified percentage of RSUs that will convert into shares ranges from 50% to 150% between the 25th and 75th percentiles of the Index. If TRS does not equal at least the 25th percentile of the Index during the measurement period, the entire RSU account of a named executive officer associated with that measurement period will be forfeited. RSUs are also forfeited if a named executive officer’s employment is terminated for “cause” or voluntarily without “good reason,” as those terms are defined in the named executive officer’s employment agreement. RSUs will not be forfeited in the event of termination of a named executive officer’s employment by PREIT without “cause” or by the named executive officer for “good reason,” or in the event of termination of employment due to “disability” or death, as those terms are defined in each named executive officer’s employment agreement. Under such circumstances, the RSUs will vest only if applicable performance targets are met as if the named executive officer had remained an employee. RSUs were introduced in 2006. The measurement period for the RSUs awarded in 2006 expired on December 31, 2008, and all of the RSUs granted to the named executive officers have been forfeited since the threshold level of TRS was not achieved.

For the four years prior to the introduction of RSUs in 2006, annual equity awards were granted entirely in restricted shares, one-half time based as described above for the 2008 awards and one-half vesting based on PREIT’s TRS. The TRS-based restricted shares granted in those years vest in equal annual installments during a five-year performance period if specified annual TRS goals established by the Compensation Committee at the time of grant are met during the period. If the goals are not met in any year, the awards provide for excess amounts of TRS in a prior or subsequent year to be carried forward or carried back to the year in which the goals were not met.

All of the TRS-based restricted shares that had been granted to the named executive officers in 2004 were forfeited in February 2009. Accordingly, the only TRS-based restricted shares currently outstanding are the shares awarded in 2005. The annual TRS goal for those shares was set at the greater of (i) 110% of the TRS of the Index for the year or (ii) 1% plus the dividends paid by PREIT in the year expressed as a percentage of the market value of a share. None of those shares vested for 2008 since the Company’s TRS was less than the annual goal for the awards.

TRS was selected as the sole metric for the RSU Program and the TRS-based restricted share awards since TRS directly measures the financial return to shareholders over a specified period. As a result, the RSU and restricted share awards are directly aligned with the economic interests, in this case the long-term economic interests, of shareholders.

RSUs differ from the TRS-based restricted shares in certain respects. The measurement period for RSUs is longer than one year and thereby (i) reduces the impact of stock market volatility over the shorter, annual measurement period and (ii) requires the participant to remain employed by PREIT for the entirety of the measurement period to be eligible to receive any shares, except for termination without cause or for good reason, disability or death. In addition, named executive officers only receive the benefit of dividends on RSUs if and to the extent that the TRS goals are achieved relative to the Index.

c.        Value of Equity Awards. The Compensation Committee determined the cash value of each restricted share and RSU award to a named officer at its February 20, 2008 meeting, and the number of restricted shares and RSUs to be granted was then computed based upon the 20-day average of the closing prices for a share on the New York Stock Exchange through February 19, 2008. In establishing the value of the restricted shares and RSUs to be awarded, the Compensation Committee considered, among other things:

(i)	the Compensation Committee’s emphasis on performance and equity based compensation;

(ii)	the relative size of equity awards made to senior officers by peer companies;

(iii)	the degree to which PREIT’s performance during 2007 met the financial goals established under the business plan of PREIT for 2007;

(iv)	the percentage of the base salary of each named executive officer that the grant to such officer should represent; and

(v)	the percentages of base salary for the time based restricted share grants and for the RSUs (at target and outperformance) were increased in light of comparative compensation data and a determination to limit base salary increases for 2008 in favor of equity and performance based compensation.

d.        Outperformance Program. PREIT adopted the 2005-2008 Outperformance Program at the beginning of 2005. The Outperformance Program was adopted as a special long-term incentive program and was not intended to supplant the annual TRS-based restricted share awards. The Program was designed to offer the potential of a substantial bonus for exceptional performance measured over an extended period of time. The Program aligned the interests of the named executive officers with shareholder interests because compensation would be paid only if PREIT significantly outperformed the TRS of the REIT industry as reflected in the Index for the measurement period. Compensation under the Program was payable in PREIT shares. The measurement period began January 1, 2005 and ended on December 31, 2008. The goals established under the Outperformance Program were not met, and the Outperformance Program expired without any common shares being issued.

Non-Qualified Retirement Plans

An unfunded, non-qualified retirement plan has been established for each of the named executive officers. Under each plan, a specified sum that varies for each named executive officer is credited to his account at the beginning of the year. Interest accrues on the credited amounts at 10% compounded annually. The account is payable to the named executive officer within 60 days of termination of employment irrespective of the cause for termination. The table on page 37 lists the amounts credited to the accounts of the named executive officers.

Benefits Generally Available to Employees

The named executive officers are entitled to participate in PREIT’s 401(k) Plan, which is generally available to all of PREIT’s employees. PREIT matches a portion of the contributions of the named executive officers up to specified limits on the same terms that apply to other employees. The named executive officers are also entitled to participate in various insurance programs generally available to PREIT employees, including medical, dental, vision, disability and life insurance.

Deferred Compensation

PREIT does not offer a deferred compensation program under which its senior executives can regularly defer large portions of their compensation. It has permitted participants in the RSU Program to defer receipt of the shares awarded and earned under the Program as described on pages 34-35.

Perquisites

PREIT does not provide significant perquisites or personal benefits to any of its executive officers.

Share Ownership and Retention Guidelines

The Board of Trustees of PREIT has adopted trustee and executive officer share ownership and retention guidelines. Under the guidelines, (i) the Chief Executive Officer is required to own PREIT securities having an aggregate dollar value equal to five times his base salary, (ii) other members of the Office of the Chair are required to maintain an aggregate value equal to three times their base salaries and (iii) the Chief Financial Officer is required to maintain an aggregate value equal to two times his base salary. Each named executive officer and each other covered officer is required to be in compliance with the retention requirements within the later of five years from the date of their adoption on December 15, 2005 and five years after becoming an Executive Vice President or more senior officer.

Until the preceding ownership levels have been met, the guidelines state that each named executive officer shall retain 100% of the net shares received under an equity based compensation plan. Net shares received is defined to mean a number of shares equivalent to the after-tax value of shares delivered to an officer after deducting, in the case of shares acquired upon the exercise of a stock option, the exercise price for the shares. In addition, even after satisfying the ownership guidelines, each named executive officer is required to retain 50% of the net shares received for a one year period after the vesting of shares or the exercise of options.

The share ownership and retention guidelines also apply to all executive vice presidents, each of whom is subject to the same share ownership and share retention guidelines as the Chief Financial Officer.

Non-employee trustees are required, within the later of five years of the adoption of the requirements on December 15, 2005 and five years after becoming a trustee, to own PREIT securities with an aggregate dollar value at least equal to five times the amount of the annual retainer paid to the non-employee trustee. The annual retainer paid to a non-employee trustee in 2008 was $30,000.

Share Trading Restrictions

Officers and trustees are subject to “blackout” restrictions that prohibit trading in PREIT securities beginning ten days prior to the end of a fiscal quarter and ending on the third business day after the public release of the results for the fiscal period, unless purchases and sales are made under a plan complying with Rule 10b5-1 adopted under the federal securities laws.

In addition, PREIT’s policies discourage, but do not prohibit, the use of strategies that hedge the economic risk of share ownership. However, federal securities laws prohibit the named executive officers and trustees from selling “short” PREIT’s shares.

Recoupment Policy

PREIT has adopted a policy on recoupment of performance based compensation in the event of the restatement of its financial statements. The policy has been incorporated into PREIT’s Corporate Governance Guidelines, which are available on PREIT’s website. The policy provides that, if the intentional misconduct or fraud of a senior officer or former senior officer (including any of the named executive officers) causes or partially causes PREIT to restate all or a portion of its financial statements, the Board of Trustees may, to the extent permitted by applicable law, require the repayment of a portion or all of any cash incentive award, vested restricted shares or other incentive-based compensation paid pursuant to grants made on or after January 1, 2008 to such senior officer or former senior officer and/or cancel any unvested restricted shares, if (1) the amount or vesting of the incentive-based compensation was calculated based upon, or dependent on, the achievement of financial or operating results that were reduced due to the restatement and (2) the amount or vesting of the incentive-based compensation would have been less if the incentive compensation had been determined in light of the financial or operating results as restated.

Accounting and Tax Considerations

The restricted stock and RSU grants for 2008 are subject to Statement of Financial Accounting Standard No. 123(R). Under this Accounting Standard, these equity classified awards are measured at grant date fair value and not subsequently remeasured. The grant date fair value of an equity-classified award is expensed in reported earnings over the requisite service period. For tax purposes, however, the equity awards are not deductible prior to the date on which they vest. The Compensation Committee is aware of the accounting and tax treatment accorded to equity awards, but the treatment has not been a significant factor in the compensation programs of PREIT or in the decisions of the Compensation Committee concerning the amount or type of equity award.

For certain executives of publicly-held companies, Section 162(m) of the Code generally limits the deductibility of compensation paid to the executive to an aggregate of $1,000,000 per year. However, compensation that is “performance based” is not counted toward the limit. To qualify as performance based compensation, the material terms of the performance goals must be approved by the shareholders. The RSUs and TRS-based restricted shares discussed above are made under the terms, including performance criteria, of the

2003 Equity Incentive Plan approved by shareholders and qualify as “performance based” compensation. By contrast, base salary and time based restricted shares do not qualify as “performance based” compensation; nor has the annual cash incentive program been submitted to the shareholders for approval.

As long as PREIT qualifies as a REIT for federal income tax purposes, PREIT does not generally pay federal income taxes at the PREIT level. To the extent that any part of PREIT’s compensation expense does not qualify for deduction under Section 162(m), a larger portion of shareholder distributions will generally constitute taxable income (for shareholders other than tax-exempt shareholders) rather than constituting a return of capital.

Severance Payments

Each of the employment agreements of the named executive officers provides for severance payments (including vesting of shares) upon a termination of employment. The severance arrangements are described under “Potential Payments Upon Termination or Change of Control” beginning on page 37. The total payments and benefits listed in that section and the balance in the non-qualified retirement plans for a particular named executive officer shown on page 37 represent the total value that a named executive officer would have received if such officer’s employment had terminated on December 31, 2008 under the circumstances discussed beginning on page 37. The severance arrangements serve to discourage named executive officers from voluntarily terminating their employment with PREIT to accept other employment opportunities. In the case of a possible change of control, the severance arrangements also serve to encourage the named executive officers to remain focused on their duties during a period of potential uncertainty.

A so-called “double trigger” applies to terminations in connection with a change of control. Accordingly, there must be both a change of control and either a termination by PREIT without cause or by the named executive officer for good reason in order for any severance payments to be made. The function of a double trigger is to encourage the named executive officers to remain in the employment of PREIT or its successor in the event that the acquiror does not alter the material conditions of employment as reflected by the events that would give rise to a good reason termination.

In the event of a termination of employment by PREIT without cause or by a named executive officer for good reason within specified periods before or after a change of control, the named executive officers are entitled to receive, in addition to the amount otherwise payable upon termination for such events, an amount necessary to pay some or all of the excise tax on “excess parachute payments” imposed by Section 4999 of the Code. Named executive officers other than the Chief Operating Officer and Chief Financial Officer are entitled to a sum equal to the amount of the excise tax payment. The Chief Operating Officer and Chief Financial Officer are entitled to receive a sum equal to one-half of the excise tax payment. In no case is the amount of the additional payment “grossed-up” to cover taxes assessed upon the additional payment. No excise taxes would have been payable upon the termination of a named executive officer’s employment on December 31, 2008.

Economic Conditions and Compensation

Compensation decisions for 2009 were made in an unsettled and challenging economic environment that affected the financial performance of PREIT during its 2008 fiscal year and is anticipated to impact its performance during 2009. In setting compensation, the Compensation Committee considered the following factors, among others, relating to economic and stock market conditions:

•	The significant decrease in the market prices of REIT shares generally and shares of PREIT particularly;

•	The 2009 FFO guidance of PREIT at a range below the FFO of PREIT for 2008;

•

The progress made by PREIT in executing its extensive multi-year mall redevelopment plan and the effect of the plan on the operational performance of PREIT in 2008 and prior years and on the market price of its shares; and

•	The actions of a number of REITs, including PREIT, in reducing their cash dividends in light of economic conditions.

Although the Compensation Committee reviewed and considered comparative compensation data as it had in prior years, such data was deemed to be substantially less relevant than in prior years since the data largely related to periods that preceded the current extraordinary economic conditions.

The Compensation Committee also noted that its emphasis on using performance based and equity awards to align the interests of the named executive officers with the interests of shareholders has functioned in a manner consistent with the compensation principles and objectives previously described. As noted previously, the 2005-2008 Outperformance Program of the Trust terminated without the issuance of any shares, and the performance based restricted shares granted in 2004 and the RSUs granted in 2006 were forfeited since the required performance levels under those programs were not achieved. In addition, the value of previously awarded time based restricted shares have been affected by the decrease in the market price of PREIT’s shares. Also, the 2008 cash incentive compensation paid to the named executive officers was approximately $667,000 in the aggregate less than the 2007 cash incentive compensation. The reduced incentive compensation resulted from the fact that, in 2007, FFO per share exceeded the target level under the cash incentive plan, and, in 2008, FFO per share was less than the target level.

In light of (i) the factors noted above, (ii) the compensation principles and objectives of PREIT, and (iii) the recommendations of the Chief Executive Officer, the Compensation Committee determined to continue its emphasis on performance based and equity compensation as reflected in the three elements of compensation comprising 2008 compensation. The Compensation Committee did, however, substitute performance based cash units for RSUs in light of constraints on issuance of additional shares under the 2003 Equity Incentive Plan. Specifically, the Compensation Committee made the following determinations regarding the compensation of the named executive officers for 2009:

•

There was no increase in the base salary of any of the named executive officers. In this regard, the Chief Operating Officer waived his contractual right to a minimum annual increase of $25,000 for 2009;

•	There was no change in the structure of the annual cash incentive plan from the plan in effect for 2008;

•

The long-term incentive awards consist of a combination of 451,830 time based restricted shares and 164,183 performance based cash units. The cash units were awarded instead of RSUs. The time based restricted shares vest in equal installments during a three-year period and had an aggregate value of $1,554,295 based on the $3.44 average of the closing prices of PREIT shares for the 20 trading days prior to the date of grant. Prior to vesting, the grantees are entitled to receive amounts equal to dividends that would have been paid by PREIT on the shares if they had vested at the beginning of 2009. The performance based cash units were valued at the average of the closing prices of PREIT shares for the 20 trading days prior to the date of grant ($3.44), resulting in an aggregate initial value of $564,790. The units will vest or be forfeited at December 31, 2011 and are subject to substantially the same vesting and other terms and conditions as are applicable to RSUs granted in 2008, except that compensation under the performance based cash units is payable in cash rather than PREIT shares. The total of such combined values of the restricted shares and performance based cash units is $2,119,000, representing a $2,387,000 reduction in the combined value of restricted shares and RSUs as similarly valued in 2008; and

•	The 2005-2008 Outperformance Program which expired at the end of 2008 will not be replaced in 2009 by another long-term incentive program.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with PREIT’s management. Based on the Compensation Committee’s review and discussion of the Compensation Discussion and Analysis with management, the Compensation Committee recommended to the Board of Trustees of PREIT that the Compensation Discussion and Analysis be included in this Proxy Statement.

SUBMITTED BY THE

EXECUTIVE COMPENSATION AND

HUMAN RESOURCES COMMITTEE OF THE

BOARD OF TRUSTEES

Rosemarie B. Greco, Chair

Stephen B. Cohen

M. Walter D’Alessio

Leonard I. Korman

John J. Roberts

2008 Summary Compensation Table

The following table shows information concerning the compensation recorded by PREIT for the three most recent fiscal years for PREIT’s Chief Executive Officer, Chief Financial Officer and its other named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(4)	All Other Compensation ($)(5)	Total($)
Ronald Rubin — Chairman and Chief Executive Officer and Trustee	2008	562,648	0	1,395,233	321,960	44,210	155,787	2,479,838
	2007	551,616	96,533	1,065,755	422,712	40,738	141,260	2,318,614
	2006	530,400	74,256	737,245	321,776	31,136	134,111	1,828,924

Edward A. Glickman — President and Chief Operating Officer and Trustee	2008	503,880	0	957,649	249,141	18,567	184,539	1,913,776
	2007	494,000	74,100	721,558	324,480	17,925	177,883	1,809,946
	2006	475,000	57,000	488,616	247,000	14,581	174,823	1,457,020

George F. Rubin — Vice Chairman and Trustee	2008	405,107	0	905,136	200,303	13,898	69,727	1,594,171
	2007	397,164	59,575	724,715	260,874	12,635	64,532	1,519,495
	2006	381,888	45,827	512,361	198,581	9,472	61,462	1,209,591

Joseph F. Coradino — President PREIT Services, LLC and PREIT — RUBIN, Inc. and Trustee	2008	405,107	0	903,698	200,303	13,898	63,667	1,586,673
	2007	397,164	59,575	720,713	260,874	12,635	58,484	1,509,445
	2006	381,888	45,827	508,359	198,581	9,472	55,279	1,199,406

Robert F. McCadden — Executive Vice President and Chief Financial Officer	2008	387,601	0	769,708	172,267	7,113	42,350	1,379,039
	2007	380,000	83,125	588,100	169,000	6,126	39,546	1,265,897
	2006	344,760	60,333	420,984	121,384	4,220	37,851	989,532

(1)	The amounts shown in the Bonus column represent the annual incentive payments to the named executive officers that were not directly tied to corporate performance. The payments were determined and made early in the following year. The amount that was not directly tied to corporate performance was 0% of the total annual cash incentive compensation plan opportunity for 2008 and ranged from 20% to 35% of the total annual cash incentive compensation plan opportunity for 2007 and 2006.

(2)

The amounts shown in the Stock Awards column represent the dollar amounts recognized for financial statement reporting purposes, as computed in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“FAS 123(R)”). Whether the named executive officers will receive any shares in respect of the market-based performance contingent amounts (whether in respect of performance based restricted shares or RSUs) depends on whether PREIT achieves certain performance (TRS) objectives. If the applicable performance measurement period had ended on December 31, 2008, PREIT would not have met the objectives for the performance based restricted shares, for the Outperformance Program or for the RSUs granted in 2008 and 2007, and no shares would have been earned. For information regarding significant factors, assumptions and methodologies used in our computations pursuant to FAS 123(R) with respect to awards of performance based shares and RSUs, which assumptions included no forfeitures, see Note 9, “Share Based Compensation,” to PREIT’s consolidated financial statements included in PREIT’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2008. Valuations with respect to awards of time based restricted shares are reflected in the tables below based on the average of the high and low sales price of a PREIT common share on the date of grant. The following tables summarize the amounts recognized with respect to each of the named executive officers in 2008, 2007 and 2006:

	Award
	2003		2004		2005
Restricted Share, RSU & OPP Amortization Expense 2008	Time Based ($)	Performance Based ($)	Time Based ($)	Performance Based ($)	Time Based ($)	Performance Based ($)
Ronald Rubin	20,000	3,000	74,906	48,684	114,271	77,705
Edward A. Glickman	0	0	69,909	45,441	81,034	55,097
George F. Rubin	12,500	1,875	59,921	38,948	70,647	48,034
Joseph F. Coradino	11,250	1,687	59,921	38,948	70,647	48,034
Robert F. McCadden	0	0	190,633	27,324	45,710	31,083

	Award						Outperformance Program ($)	Total Stock Award Amortization ($)
	2006		2007		2008
Restricted Share, RSU & OPP Amortization Expense 2008	Time Based ($)	Performance Based ($)	Time Based ($)	Performance Based ($)	Time Based ($)	Performance Based ($)
Ronald Rubin	79,141	142,581	114,446	213,110	149,252	174,434	183,703	1,395,233
Edward A. Glickman	56,120	101,106	81,151	151,116	93,563	109,347	113,765	957,649
George F. Rubin	69,478	110,358	70,747	131,744	81,671	95,448	113,765	905,136
Joseph F. Coradino	69,478	110,358	70,747	131,744	81,671	95,448	113,765	903,698
Robert F. McCadden	31,772	57,150	62,425	116,239	71,972	84,112	51,288	769,708

	Award
	2003		2004		2005
Restricted Share, RSU & OPP Amortization Expense 2007	Time Based ($)	Performance Based ($)	Time Based ($)	Performance Based ($)	Time Based ($)	Performance Based ($)
Ronald Rubin	39,999	24,000	74,906	48,684	114,271	77,705
Edward A. Glickman	0	0	69,909	45,441	81,034	55,097
George F. Rubin	25,000	15,000	59,921	38,948	70,647	48,034
Joseph F. Coradino	22,499	13,499	59,921	38,948	70,647	48,034
Robert F. McCadden	0	0	190,633	27,324	45,710	31,083

	Award				Outperformance Program ($)	Total Stock Award Amortization ($)
	2006		2007
Restricted Share, RSU & OPP Amortization Expense 2007	Time Based ($)	Performance Based ($)	Time Based ($)	Performance Based ($)
Ronald Rubin	79,141	142,581	98,097	182,668	183,703	1,065,755
Edward A. Glickman	56,120	101,106	69,558	129,528	113,765	721,558
George F. Rubin	69,478	110,358	60,640	112,924	113,765	724,715
Joseph F. Coradino	69,478	110,358	60,640	112,924	113,765	720,713
Robert F. McCadden	31,772	57,150	53,507	99,633	51,288	588,100

Restricted Share, RSU & OPP Amortization Expense 2006	Award								Outperfor- mance Plan ($)	Total Stock Award Amortization ($)
	2003		2004		2005		2006
	Time Based ($)	Perfor- mance Based ($)	Time Based ($)	Perfor- mance Based ($)	Time Based ($)	Perfor- mance Based ($)	Time Based ($)	Perfor- mance Based ($)
Ronald Rubin	39,999	24,000	74,906	48,684	114,271	77,705	61,483	112,494	183,703	737,245
Edward A. Glickman	0	0	69,909	45,441	81,034	55,097	43,599	79,771	113,765	488,616
George F. Rubin	25,000	15,000	59,921	38,948	70,647	48,034	53,976	87,070	113,765	512,361
Joseph F. Coradino	22,499	13,499	59,921	38,948	70,647	48,034	53,976	87,070	113,765	508,359
Robert F. McCadden	0	0	190,633	23,292	45,710	31,083	28,557	50,421	51,288	420,984

(3)	The amounts shown in the Non-Equity Incentive Plan Compensation column represent amounts paid resulting from achievement of the corporate performance (FFO) component of the annual incentive plan. The payments were made early in the following year. For the named executive officers, the corporate performance component was 100% of the total annual cash incentive compensation plan opportunity in 2008 and ranged from 65% to 80% of the total annual cash incentive compensation plan opportunity in 2007 and 2006.

(4)	The amounts shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column represent the above-market portion, as determined under SEC rules, of the interest earned on nonqualified deferred compensation plans of the named executive officers, which is credited at a rate of 10% compounded annually on the cumulative balance held in such officer’s supplemental retirement plan account. The applicable federal rate for long term, annual compounding was 4.5% as of December 2008.

(5)	The amounts shown in All Other Compensation are comprised of the following:

2008	Non-Qualified Retirement Plan		Qualified Plan – 401(k)	Dividend Equivalent Rights ($)	Medical and Other Core Benefits ($)	Total All Other Compensation ($)
	Company Contributions ($)	Accumulated Interest at Market ($)	Company Contributions ($)
Ronald Rubin	100,000	50,662	0	0	5,125	155,787
Edward A. Glickman	25,000	21,277	9,200	114,000	15,062	184,539
George F. Rubin	35,000	15,925	9,200	0	9,602	69,727
Joseph F. Coradino	35,000	15,925	9,200	0	3,542	63,667
Robert F. McCadden	25,000	8,150	9,200	0	0	42,350

2007	Non-Qualified Retirement Plan		Qualified Plan – 401(k)	Dividend Equivalent Rights ($)	Medical and Other Core Benefits ($)	Total All Other Compensation ($)
	Company Contributions ($)	Accumulated Interest at Market ($)	Company Contributions ($)
Ronald Rubin	100,000	36,418	0	0	4,842	141,260
Edward A. Glickman	25,000	16,024	9,000	114,000	13,859	177,883
George F. Rubin	35,000	11,295	9,000	0	9,237	64,532
Joseph F. Coradino	35,000	11,295	9,000	0	3,189	58,484
Robert F. McCadden	25,000	5,477	9,000	0	69	39,546

2006	Non-Qualified Retirement Plan		Qualified Plan – 401(k)	Dividend Equivalent Rights ($)	Medical and Other Core Benefits ($)	Total All Other Compensation ($)
	Company Contributions ($)	Accumulated Interest at Market ($)	Company Contributions ($)
Ronald Rubin	100,000	29,915	0	0	4,196	134,111
Edward A. Glickman	25,000	14,009	8,800	114,000	13,014	174,823
George F. Rubin	35,000	9,101	8,800	0	8,561	61,462
Joseph F. Coradino	35,000	9,101	8,665	0	2,513	55,279
Robert F. McCadden	25,000	4,055	8,796	0	0	37,851

See “Compensation Discussion and Analysis” for a discussion of the relationship of a named executive officer’s salary and bonus to total compensation.

Employment Agreements

PREIT maintains a four-person Office of the Chairman, consisting of Ronald Rubin, George F. Rubin, Edward A. Glickman and Joseph F. Coradino, which is intended to enable PREIT to maximize the talent and experience of its management team to further support PREIT’s business endeavors. Pursuant to their employment agreements, Ronald Rubin serves as PREIT’s Chairman and Chief Executive Officer, George F. Rubin serves as Vice Chairman, Edward A. Glickman serves as President and Chief Operating Officer and Joseph F. Coradino serves as President of PREIT Services, LLC and PREIT-RUBIN, Inc., as well as remaining PREIT’s Executive Vice President – Retail.

Ronald Rubin’s employment agreement with PREIT was amended and restated effective as of December 30, 2008 for an initial term through December 31, 2009, and extending year-to-year thereafter unless either party gives at least 120 days advance written notice that the term will not be extended. Under the agreement, Mr. Rubin serves as Chairman and Chief Executive Officer of PREIT. Mr. Rubin’s salary may be increased each year at the discretion of PREIT’s Compensation Committee. In accordance with the agreement, Mr. Rubin is entitled each year to participate in PREIT’s cash and equity incentive programs as determined by the Compensation Committee. PREIT is also obligated to credit $100,000 per year to a supplemental retirement plan account that accrues interest at the rate of 10% per year, compounded annually. The amounts credited to the supplemental retirement plan as of December 31, 2004 (plus earnings thereon) are payable to Mr. Rubin or his beneficiaries within 60 days of the termination of his employment for any reason. The amounts credited to the supplemental retirement plan on and after January 1, 2005 are payable to Mr. Rubin or his beneficiaries within 60 days of the termination (as defined in the employment agreement to effect compliance with or exemption from Section 409A of the Code) of his employment for any reason, subject to a required delay for some payments pursuant to regulations under Section 409A of the Code. Under the agreement, the Board of Trustees of PREIT is obligated to nominate Mr. Rubin as a candidate for election to the Board of Trustees at each Annual Meeting of Shareholders at which his term as a trustee is scheduled to expire, so long as Mr. Rubin’s employment has not been terminated and a non-renewal notice has not been given to Mr. Rubin pursuant to the terms of the agreement.

George F. Rubin’s employment agreement with PREIT was amended and restated effective as of December 30, 2008 for an initial term through December 31, 2009, and extending year-to-year thereafter unless either party gives at least 120 days advance written notice that the term will not be extended. Under the agreement, Mr. Rubin serves as Vice Chairman of PREIT. Mr. Rubin’s salary may be increased each year at the discretion of PREIT’s Compensation Committee. In accordance with the agreement, Mr. Rubin is entitled each year to participate in PREIT’s cash and equity incentive programs as determined by the Compensation Committee. PREIT is also obligated to credit $35,000 per year to a supplemental retirement plan account that accrues interest at the rate of 10% per year, compounded annually. The amounts credited to the supplemental retirement plan as of December 31, 2004 (plus earnings thereon) are payable to Mr. Rubin or his beneficiaries within 60 days of the termination of his employment for any reason. The amounts credited to the supplemental retirement plan on and after January 1, 2005 are payable to Mr. Rubin or his beneficiaries within 60 days of the termination (as defined in the employment agreement to effect compliance with or exemption from Section 409A of the Code) of his employment for any reason, subject to a required delay for some payments pursuant to regulations under Section 409A of the Code. Under the agreement, the Board of Trustees of PREIT is obligated to nominate Mr. Rubin as a candidate for election to the Board of Trustees at each Annual Meeting of Shareholders at which his term as a trustee is scheduled to expire, so long as Mr. Rubin’s employment has not been terminated and a non-renewal notice has not been given to Mr. Rubin pursuant to the terms of the agreement.

Edward A. Glickman entered into an employment agreement with PREIT effective December 31, 2008. The employment agreement provides that Mr. Glickman is to serve as President and Chief Operating Officer of PREIT. The term of the employment agreement expires on December 31, 2010, whereupon it will automatically renew for additional two year periods unless and until either party gives notice of termination at least one year prior to the end of the then-current term. Under the employment agreement, Mr. Glickman is entitled to a salary increase of $25,000 per year (or a greater amount as determined by the Board of Trustees) on the first day of each January during the term. Mr. Glickman waived this provision with respect to his salary for 2007 and 2008, although he did still receive salary increases. In accordance with the agreement, Mr. Glickman is eligible each year to participate in PREIT’s cash incentive programs as determined by the Compensation Committee. PREIT previously awarded to Mr. Glickman 25,000 restricted shares, options to acquire 100,000 common shares (both of which had vested in full by January 2004) and dividend equivalent rights on a notional 50,000 shares. In connection with the dividend equivalent rights, PREIT established a bookkeeping account and credited to it the dividends he would have received if he had owned the notional shares. No more than 50% of these dividends may be applied to the exercise price of the options to acquire 100,000 shares. Upon the exercise of the options, the number of notional shares is reduced for purposes of subsequent dividend equivalent credits by one-half of a share for each share issued upon exercise. All unapplied dividend amounts will be paid to Mr. Glickman in a lump sum upon the earlier of 90 days after his termination of employment for any reason or the expiration or earlier termination of the last of the options. See “Outstanding Equity Awards at 2008 Fiscal Year End.” PREIT is also obligated to credit $25,000 per year to a supplemental retirement plan account that accrues interest at the rate of 10% per year, compounded annually. The amounts credited to the supplemental retirement plan as of December 31, 2004 (plus earnings thereon) are payable to Mr. Glickman or his beneficiaries within 60 days of the termination of his employment for any reason. The amounts credited to the supplemental retirement plan on and after January 1, 2005 are payable to Mr. Glickman or his beneficiaries within 60 days of the termination (as defined in the employment agreement to effect compliance with or exemption from Section 409A of the Code) of his employment for any reason, subject to a required delay for some payments pursuant to regulations under Section 409A of the Code.

Joseph F. Coradino’s employment agreement with PREIT was amended and restated effective as of December 30, 2008 for an initial term through December 31, 2009, and extending year-to-year thereafter unless either party gives at least 120 days advance written notice that the term will not be extended. Under the agreement, Mr. Coradino serves as Executive Vice President – Retail of PREIT. He has also been appointed as the President of PREIT Services, LLC and PREIT-RUBIN, Inc. Mr. Coradino’s salary may be increased each year at the discretion of PREIT’s Compensation Committee. In accordance with the agreement, Mr. Coradino is entitled each year to participate in PREIT’s cash and equity incentive programs as determined by the Compensation Committee. PREIT is obligated to credit $35,000 per year to a supplemental retirement plan account that accrues interest at the rate of 10% per year, compounded annually. The amounts credited to the supplemental retirement plan as of December 31, 2004 (plus earnings thereon) are payable to Mr. Coradino or his beneficiaries within 60 days of the termination of his employment for any reason. The amounts credited to the supplemental retirement plan on and after January 1, 2005 are payable to Mr. Coradino or his beneficiaries within 60 days of the termination (as defined in the employment agreement to effect compliance with or exemption from Section 409A of the Code) of his employment for any reason, subject to a required delay for some payments pursuant to regulations under Section 409A of the Code.

Robert F. McCadden’s employment agreement with PREIT was amended and restated effective December 30, 2008 for an initial term through December 31, 2009, and extending year-to-year thereafter unless either party gives at least 120 days advance written notice that the term will not be extended. Under the agreement, Mr. McCadden serves as Executive Vice President and Chief Financial Officer of PREIT. Mr. McCadden’s salary may be increased each year at the discretion of PREIT’s Compensation Committee. In accordance with the agreement, Mr. McCadden is entitled each year to participate in PREIT’s cash and equity incentive programs as determined by the Compensation Committee. PREIT is obligated to credit $25,000 per year to a supplemental retirement plan account that accrues interest at the rate of 10% per year, compounded annually. The amounts credited to the supplemental retirement plan as of December 31, 2004 (plus earnings thereon) are payable to Mr. McCadden or his beneficiaries within 60 days of the termination of his employment for any reason. The amounts credited to the supplemental retirement plan on and after January 1, 2005 are payable to Mr. McCadden or his beneficiaries within 60 days of the termination (as defined in the employment agreement to effect compliance with or exemption from Section 409A of the Code) of his employment for any reason, subject to a required delay for some payments pursuant to regulations under Section 409A of the Code.

Each of the employment agreements for the above executives also provide for certain severance and other benefits upon a termination of employment and/or change of control of PREIT and certain non-competition/non-solicitation obligations of the executive. See “Potential Payments Upon Termination or Change of Control,” beginning on page 37, for a description of such benefits and obligations.

2008 Grants of Plan-Based Awards

The following table shows information concerning grants of plan-based awards made by PREIT in 2008 to PREIT’s Chief Executive Officer, Chief Financial Officer and its other named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ronald Rubin	2008	$196,927	$421,986	$843,972
	2/19/2008				13,610	27,221	40,831		$590,151
	2/19/2008							27,222	$701,511

	Total	$196,927	$421,986	$843,972	13,610	27,221	40,831	27,222	$1,291,662

Edward A. Glickman	2008	$151,164	$327,522	$655,044
	2/19/2008				8,532	17,064	25,596		$369,948
	2/19/2008							17,065	$439,765

	Total	$151,164	$327,522	$655,044	8,532	17,064	25,596	17,065	$809,713

George F. Rubin	2008	$121,532	$263,320	$526,639
	2/19/2008				7,447	14,895	22,342		$322,924
	2/19/2008							14,896	$383,870

	Total	$121,532	$263,320	$526,639	7,447	14,895	22,342	14,896	$706,794

Joseph F. Coradino	2008	$121,532	$263,320	$526,639
	2/19/2008				7,447	14,895	22,342		$322,924
	2/19/2008							14,896	$383,870

	Total	$121,532	$263,320	$526,639	7,447	14,895	22,342	14,896	$706,794

Robert F. McCadden	2008	$96,900	$232,561	$465,121
	2/19/2008				6,563	13,126	19,689		$284,572
	2/19/2008							13,127	$338,283

	Total	$96,900	$232,561	$465,121	6,563	13,126	19,689	13,127	$622,855

(1)	The amounts shown under Estimated Future Payouts Under Non-Equity Incentive Plan Awards represent the potential threshold, target and outperformance awards under the corporate performance component of the 2008 cash incentive compensation plan. For 2008, the amount that was directly tied to corporate performance was 100% of the total annual cash incentive compensation opportunity.

(2)	The numbers shown under Estimated Future Payouts Under Equity Incentive Plan Awards represent the number of shares issuable under the RSUs, not including RSUs resulting from the deemed investment of amounts equal to dividends paid on an equivalent number of common shares. See “Equity Plans – Restricted Share Unit Program.” The recipient is not entitled to any voting rights in connection with the RSUs. See “Compensation Discussion and Analysis” for a discussion of the objectives of the RSUs. Whether the named executive officers will receive any shares in respect of the RSUs depends on whether PREIT achieves certain performance (TRS) objectives. If the measurement period had ended on December 31, 2008, PREIT would not have met the objective for the 2008 or 2007 RSU grants. PREIT did not meet the performance objective for the 2006 RSU grant and any shares that could have been earned in respect of 2006 RSUs were forfeited. To date, no shares have been issued pursuant to any RSU program.

(3)	The numbers shown under All Other Stock Awards represent the number of time based restricted shares granted under PREIT’s 2003 Equity Incentive Plan. These shares generally will vest in four equal annual installments beginning on or about February 15th of the year after the date of grant, subject to continued employment. During the period that the restricted shares have not vested, the recipient is entitled to vote the shares and to receive an amount equal to the dividends that would have been paid on the shares if they were vested. PREIT made cash distributions to all holders of common shares of $0.57 per quarter for a total of $2.28 per share in 2008. In February 2009, PREIT’s Board of Trustees declared a cash dividend of $0.29 per share payable in March 2009.

(4)	The amounts shown in the Grant Date Fair Value of Stock and Option Awards column represent the fair value of the awards on the date of grant, as computed in accordance with FAS 123(R). Whether the named executive officers ultimately realize any of the value of the equity awards depends on, in the case of the RSUs, PREIT’s total return to shareholders during the three year period beginning January 1, 2008 and ending December 31, 2010 relative to the companies comprising the MSCI US REIT Index (the “Index REITs”), and, in the case of time based restricted shares, continued employment with PREIT. For information regarding significant factors, assumptions and methodologies used in our computations pursuant to FAS 123(R) with respect to awards of performance based shares and RSUs, see Note 9, “Share Based Compensation,” to PREIT’s consolidated financial statements included in PREIT’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2008. Valuations with respect to awards of time based restricted shares are reflected in the table based on the average of the high and low sales price of a common share on the date of grant.

Equity Plans

Restricted Share Unit Program

In 2006, 2007 and 2008, the Compensation Committee made awards in the form of market based performance contingent restricted share units, or RSUs, under PREIT’s 2006-2008 Restricted Share Unit Program (for grants made in 2006), 2007-2009 Restricted Share Unit Program (for grants made in 2007) and 2008-2010 Restricted Share Unit Program (for grants made in 2008). The RSUs represent the right to earn common shares in the future depending on PREIT’s TRS for the three year periods ending December 31, 2008 (for grants made in 2006), December 31, 2009 (for grants made in 2007) and December 31, 2010 (for grants made in 2008) (each, a “Measurement Period”) relative to the TRS for the Measurement Period of the Index REITs. If PREIT’s TRS performance is below the 25th percentile of the Index REITs, then no shares will be earned. If PREIT’s TRS over the Measurement Period is above the 25th, 50th or 75th percentiles of the Index REITs, then a percentage of the awards ranging from 50% to 150% will be earned. Dividends paid by PREIT during the Measurement Period are deemed to be invested in additional RSUs for the account of the named executive officer at the 20-day average closing price per common share ending on the dividend payment date. If earned, awards will be paid in common shares in an amount equal to the applicable percentage of the number of RSUs in the named executive officer’s account at the end of the Measurement Period. With respect to the 2006-2008 Restricted Share Unit Program, the Compensation Committee determined that PREIT’s TRS performance for the Measurement Period ended December 31, 2008 was below the 25th percentile of the performance of the Index REITs for such Measurement Period, and consequently no shares had been earned pursuant to the 2006-2008 Restricted Share Unit Program.

Except if there is a change of control, participants who are not “specified employees” as defined in Section 409A of the Internal Revenue Code may elect to defer delivery of all or a portion of the shares to be awarded until separation from service, a specified date chosen by the participant, or the earlier of separation from service or a specified date. PREIT must deliver the shares to participants who are “specified employees” upon a separation from service on the earlier of six months after separation from service, or death. Participants who elect to defer delivery of their shares will have dividend equivalents credited on their deferred shares which will be reinvested in notional shares (on which dividend equivalents will also be credited and so reinvested). A participant who has elected to defer delivery of his or her shares may elect to receive the shares prior to the scheduled delivery date in the event of an unforeseeable emergency.

If, prior to the last day of the Measurement Period, the named executive officer’s employment is terminated by PREIT for a reason other than cause or by the named executive officer for good reason or because of the death or disability of the named executive officer, the named executive officer will remain eligible to receive shares under the program as if his employment has not terminated. If the named executive officer’s employment is terminated for any other reason, the named executive officer will forfeit all of the RSUs.

Outperformance Program

On January 28, 2005, the Compensation Committee of the Board of Trustees approved the PREIT 2005-2008 Outperformance Program for certain of PREIT’s officers. The Compensation Committee approved the Outperformance Program pursuant to PREIT’s 2003 Equity Incentive Plan, which was approved by PREIT’s shareholders in November 2003.

Under the Outperformance Program, if PREIT’s TRS over the performance period had exceeded the thresholds established by the Compensation Committee and set forth in the Outperformance Program, PREIT would have awarded shares to the eligible participants. The aggregate number of shares to have been awarded would have been determined based on the degree to which PREIT had exceeded the TRS thresholds. The Compensation Committee determined that PREIT’s TRS for the measurement period of January 1, 2005 through December 31, 2008 did not exceed the TRS thresholds set forth in the Outperformance Program, and thus no shares were awarded under this program.

Outstanding Equity Awards at 2008 Fiscal Year End

The following table shows information concerning outstanding equity awards at December 31, 2008, including both awards subject to market-based performance conditions and time based awards, made by PREIT to PREIT’s Chief Executive Officer, Chief Financial Officer and its other named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Ronald Rubin	0	0	0	—	—	50,472	$376,016	37,589	$280,038
Edward A. Glickman	100,000	0	0	$17.84	11/09/2010	34,013	$253,397	25,235	$188,001
George F. Rubin	0	0	0	—	—	30,135	$224,506	22,089	$164,563
Joseph F. Coradino	0	0	0	—	—	30,135	$224,506	22,089	$164,563
Robert F. McCadden	0	0	0	—	—	29,235	$217,801	17,520	$130,524

(1)

The numbers shown under Number of Shares or Units of Stock That Have Not Vested represent the number of time based restricted shares granted under PREIT’s 2003 Equity Incentive Plan. These shares generally will vest in five (four for the 2008 grants) equal annual installments beginning on or about February 15th of the year after the date of grant, subject to continued employment. The vesting dates of the shares shown in this column are as follows:

Vesting Date	Ronald Rubin	Edward A. Glickman	George F. Rubin	Joseph F. Coradino	Robert F. McCadden
2/17/2009	15,987	11,238	10,265	10,265	12,656
2/16/2010	13,924	9,313	8,125	8,125	6,498
2/15/2011	11,228	7,403	6,458	6,458	5,421
2/15/2012	9,333	6,059	5,287	5,287	4,660

Total	50,472	34,013	30,135	30,135	29,235

(2)	The market value of shares is based upon the closing market price per share of PREIT’s common shares as of December 31, 2008 of $7.45.

(3)	The numbers shown under Number of Unearned Shares, Units or Other Rights That Have Not Vested represent the aggregate of the number of performance based restricted shares and the number of RSUs, including RSUs “acquired” at the then-current price per common share as a result of the application of dividends deemed credited to the account of the named executive officer. The vesting of the performance based restricted shares depends upon the achievement of certain TRS thresholds measured over multiple years. With respect to the RSUs, the amount included represents the percentage of RSUs that will convert into shares assuming PREIT’s TRS is at the threshold level under the respective plan. Pursuant to the terms of the applicable plans and grants, certain awards of performance based restricted shares that do not vest in one year are eligible to vest in a subsequent year. Certain performance based restricted shares granted in 2004 and 2005 were forfeited by some of the named executive officers because PREIT’s share price did not achieve the applicable TRS threshold by the end of the performance period in 2008. See “—Restricted Share Unit Program” for a description of the vesting terms of the RSUs. The vesting dates of the shares and RSUs shown in this column are as follows:

Vesting Date	Ronald Rubin	Edward A. Glickman	George F. Rubin	Joseph F. Coradino	Robert F. McCadden
Market-Based Performance Shares

2/16/2010	13,477	9,556	8,331	8,331	5,391

Performance Based RSUs

12/31/2009	7,948	5,636	4,913	4,913	4,335
12/31/2010	16,164	10,133	8,845	8,845	7,794

Total	24,112	15,769	13,758	13,758	12,129

Aggregate	37,589	25,325	22,089	22,089	17,520

2008 Option Exercises and Stock Vested

The following table shows information concerning each vesting of restricted shares awarded to PREIT’s Chief Executive Officer, Chief Financial Officer and its other named executive officers in 2008. There were no share options exercised by PREIT’s Chief Executive Officer, Chief Financial Officer or its other named executive officers in 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ronald Rubin	0	0	10,752	275,412
Edward A. Glickman	0	0	6,972	178,588
George F. Rubin	0	0	7,524	192,727
Joseph F. Coradino	0	0	7,426	190,217
Robert F. McCadden	0	0	9,373	240,089

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

2008 Nonqualified Deferred Compensation

The following table shows information concerning contributions, earnings and balances under non-qualified defined contribution and other deferred compensation plans maintained for PREIT’s Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers.

Name	Registrant Contributions In Last FY ($)(1)		Aggregate Earnings in Last FY ($)(2)	Aggregate Balance at Last FYE ($)(3)
Ronald Rubin	100,000		94,872	1,043,589
Edward A. Glickman	139,000	(4)	39,844	1,498,280	(5)
George F. Rubin	35,000		29,823	328,053
Joseph F. Coradino	35,000		29,823	328,053
Robert F. McCadden	25,000		15,263	167,891

(1)	The amounts reported in this column are reported in the Summary Compensation Table under All Other Compensation.

(2)	The amounts reported in this column are included in the Summary Compensation Table under Change in Pension Value and Nonqualified Deferred Compensation Earnings, to the extent of the above-market earnings. Remaining amounts reported in this column are reported in the Summary Compensation Table under All Other Compensation.

(3)	The amounts reported in this column were reported as compensation in prior years.

(4)	$25,000 of this amount represents our contribution to Mr. Glickman’s supplemental retirement plan in 2008 and $114,000 of this amount represents the amount of dividend equivalent rights awarded to Mr. Glickman in 2008.

(5)	$438,280 of this amount represents the aggregate balance in Mr. Glickman’s supplemental retirement account as of December 31, 2008 and $1,060,000 represents the aggregate amount of dividend equivalent rights awarded to Mr. Glickman as of December 31, 2008.

See “Compensation—Employment Agreements” for a description of the material terms of the supplemental retirement plans of the named executive officers.

Potential Payments Upon Termination or Change of Control

Following is a summary of the arrangements that provide for payment to a named executive officer at, following or in connection with any termination, including resignation, severance, retirement or constructive termination, or in connection with a change of control or a change in the named executive officer’s responsibilities.

Ronald Rubin, George F. Rubin, Joseph F. Coradino and Robert F. McCadden

Termination by Us Without Cause, Termination by Executive for Good Reason or Our Election Not to Renew the Employment Agreement. If we terminate Ronald Rubin’s, George F. Rubin’s, Joseph F. Coradino’s or Robert F. McCadden’s (each, an “Executive”) employment for a reason other than for “Cause,” which is generally defined to include fraud in connection with his employment, theft of Company funds, acts which are grounds for termination under our Code of Business Conduct and Ethics, indictment for a crime of moral turpitude, breach of confidentiality or non-competition obligations, continued failure to perform duties 30 days after a written demand specifying the nature of the failure, or repeated abuse of alcohol or drugs, or if an Executive terminates his employment with us for “Good Reason,” which includes PREIT’s material breach of its obligations to the Executive under the employment agreement, a material change in the geographic location at which the Executive provides services, or a material diminution in Executive’s authority, duties or responsibilities (in each case, after 30 days written notice and failure to cure); in the case of Ronald Rubin and

George F. Rubin, the Executive is not nominated for election as a trustee; or if we elect not to renew Executive’s employment agreement, then:

•	PREIT will pay to him (less applicable withholding taxes):

•	all earned but unpaid amounts under the employment agreement; and

•

a cash lump sum payment equal to three times (two times in the case of Mr. McCadden) (x) his then-current base salary (discounted to present value) plus (y) an amount calculated by multiplying the then-current base salary by the average percentage of base salary paid as a bonus in the last three calendar years; and

•

he, his spouse and dependents will continue to receive medical benefits for three years (two years in the case of George F. Rubin and Mr. Coradino and one year in the case of Mr. McCadden) to the extent PREIT was paying for such benefits prior to such termination;

•	any unvested options and restricted shares will vest;

•	any nonqualified share options will remain exercisable until the earlier of 180 days following termination or the scheduled expiration date; and

•	the exercise period for any incentive share options will continue to be governed by the applicable award agreement.

Termination by Us for Cause. If we terminate the Executive’s employment for Cause, then:

•	PREIT will pay to him (less applicable withholding taxes) all earned but unpaid amounts under the employment agreement;

•	any vested nonqualified share options will remain exercisable until the earlier of 30 days following termination or the scheduled expiration date;

•	any incentive share options will continue to be governed by the applicable award agreement;

•	any vested restricted shares will be delivered free and clear of any restrictions, other than pursuant to applicable securities laws;

•	he, his spouse and dependents will have rights under PREIT’s health plans as provided by COBRA; and

•

he will not engage in, have an interest in or in any way be affiliated with any entity that engages within 25 miles of any property owned by PREIT in any activity which competes with the activity of PREIT for one year following such termination.

Death or Disability. Under our employment agreement with each Executive, if the Executive dies during the term of his employment agreement, or if he is unable to perform his duties for 120 days during any 150 day period and PREIT elects to terminate his employment (“disability”), then:

•	PREIT will pay to him or his estate (less applicable withholding taxes):

•

in the case of Executive’s disability, a cash lump sum payment (discounted to present value) equal to one times (three times in the case of Ronald Rubin) (x) his then-current base salary minus (y) amounts reasonably projected to be paid to Executive under disability insurance policies for the 12-month period immediately following Executive’s termination of employment (36-month period in the case of Ronald Rubin);

•	in the case of Executive’s death, his base salary for a period of 12 months (36 months in the case of Ronald Rubin) paid in accordance with PREIT’s normal payroll practices;

•	all earned but unpaid amounts under the employment agreement; and

•

if PREIT achieves its specified performance target, the pro rata portion of any bonus payable under the annual cash incentive plan with respect to the year of termination that he would have earned had he remained employed with us;

•	all unvested options and all unvested restricted shares that vest solely based on the passage of time and Executive’s continued employment will vest;

•	any incentive share options will continue to be governed by the applicable award agreement;

•

any nonqualified share options will remain exercisable until the earlier of (i) 180 days after the death of the Executive or, in the case of Ronald Rubin, George F. Rubin and Mr. Coradino, if later, the expiration of the applicable period set forth in the share option award agreement or (ii) the scheduled expiration date of the share option;

•

all unvested restricted shares that vest based on the performance of PREIT will remain outstanding and vest or be forfeited in whole or in part under the terms of the award agreement as if the Executive’s employment had not terminated; and

•

he, his spouse and dependents will continue to receive medical benefits for the 12-month period (36-month period in the case of Ronald Rubin) immediately following his termination of employment to the extent PREIT was paying for such benefits prior to such death or disability.

Voluntary Termination. If an Executive voluntarily terminates his employment, PREIT will pay to him (less applicable withholding taxes) all earned but unpaid amounts under the employment agreement, and he will have rights under PREIT’s health plans as provided by COBRA.

Change of Control. If an Executive’s employment is terminated within six months before or 12 months after a change of control of PREIT, by us without Cause (including our election not to renew the agreement), or by him for Good Reason, then:

•	PREIT will pay to him (less applicable withholding taxes):

•	all earned but unpaid amounts under the employment agreement;

•

a lump sum cash payment equal to three times (two times in the case of Mr. McCadden) (x) his then-current base salary (discounted to present value if such termination occurs within six months before the change of control) plus (y) an amount calculated by multiplying the then-current base salary by the average percentage of base salary paid as a bonus in the last three calendar years;

•

he, his spouse and dependents will continue to receive medical benefits for three years (two years in the case of George F. Rubin and Mr. Coradino and one year in the case of Mr. McCadden) to the extent PREIT was paying for such benefits prior to termination;

•	any unvested options and restricted shares will vest;

•

any nonqualified share options will remain exercisable until the earlier of (i) 180 days after the change of control or, in the case of Ronald Rubin, George F. Rubin and Mr. Coradino, if later, the expiration of the applicable period set forth in the share option award agreement or (ii) the scheduled expiration date of the share option;

•	any incentive share options will continue to be governed by the applicable award agreement; and

•

if the Executive is required to pay any excise taxes imposed under Section 4999 of the Internal Revenue Code, PREIT will reimburse the Executive for such excise taxes (limited to one-half of such taxes in the case of Mr. McCadden), provided that such reimbursement will not be grossed up to cover any excise, income or employment taxes assessed on that additional payment; if the Executive would receive a higher net-after tax benefit by the reduction of his payments and benefits to the minimum extent necessary to ensure that no such excise taxes apply, his payments and benefits will be so reduced.

In the event of a change of control, the Measurement Period for any outstanding Restricted Share Unit Program would end on the date of the change of control. As described above under “Restricted Share Unit Program,” if an Executive’s employment is terminated by PREIT for a reason other than for Cause or by the Executive for Good Reason or because of the death or disability of the Executive, the Executive will remain eligible to receive shares under the program as if his employment had not terminated. If the Executive’s employment is terminated for any other reason, he forfeits his RSUs.

As described above under “Employment Agreements,” the amounts credited to the supplemental retirement plan as of December 31, 2004 (plus earnings thereon) are payable within 60 days of the termination of employment for any reason. The amounts credited to the supplemental retirement plan on and after January 1, 2005 are payable within 60 days of the termination (as defined in the employment agreement to effect compliance with or exemption from Section 409A of the Code) of employment for any reason, subject to a required delay for some payments pursuant to regulations under Section 409A of the Code. See “Nonqualified Deferred Compensation.”

Assuming a change of control of PREIT and/or Ronald Rubin’s employment was terminated under each of these circumstances on December 31, 2008, and without taking into account any value assigned to Mr. Rubin’s covenant not to compete, such payments and benefits would have had an estimated value of:

Ronald Rubin	Base Salary ($)		Bonus ($)	Value of Accelerated Equity and Performance Awards ($)			Other ($)	Total ($)
				Time Based	Performance Based
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Not Associated With a Change of Control	1,667,291		896,248	376,016	100,404	(1)	45,000	3,084,959
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Associated With a Change of Control	1,687,944	(2)	896,248	376,016	100,404		45,000	3,105,612
Death	1,687,944		321,960	376,016	0	(3)	45,000	2,430,920
Disability	1,106,498		321,960	376,016	0	(3)	45,000	1,849,474
Change of Control (without regard to a termination of employment)	0		0	376,016	100,404		0	476,420

(1)	In the event of termination without Cause or for Good Reason or our election not to renew the employment agreement, the Executive would remain eligible to receive shares under any RSU program then in effect if the relevant performance targets are met.

(2)	Assumes termination occurs within 12 months after a change of control. If termination occurs six months prior to a change of control, the Executive would receive the amounts listed in the row “Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Not Associated With a Change of Control.”

(3)	In the event of death or disability, the Executive (or his estate) would remain eligible to have performance based restricted share awards vest and to receive shares under any RSU program then in effect if the relevant performance targets are met.

Assuming a change of control of PREIT and/or George F. Rubin’s employment was terminated under each of these circumstances on December 31, 2008, and without taking into account any value assigned to Mr. Rubin’s covenant not to compete, such payments and benefits would have had an estimated value of:

George F. Rubin	Base Salary ($)		Bonus ($)	Value of Accelerated Equity and Performance Awards ($)			Other ($)	Total ($)
				Time Based	Performance Based
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Not Associated With a Change of Control	1,200,451		604,000	224,506	62,066	(1)	30,000	2,121,023
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Associated With a Change of Control	1,215,321	(2)	604,000	224,506	62,066		30,000	2,135,893
Death	405,107		200,303	224,506	0	(3)	15,000	844,916
Disability	222,284		200,303	224,506	0	(3)	15,000	662,093
Change of Control (without regard to a termination of employment)	0		0	224,506	62,066		0	286,572

(1)	In the event of termination without Cause or for Good Reason or our election not to renew the employment agreement, the Executive would remain eligible to receive shares under any RSU program then in effect if the relevant performance targets are met.

(2)	Assumes termination occurs within 12 months after a change of control. If termination occurs six months prior to a change of control, the Executive would receive the amounts listed in the row “Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Not Associated With a Change of Control.”

(3)	In the event of death or disability, the Executive (or his estate) would remain eligible to have performance based restricted share awards vest and to receive shares under any RSU program then in effect if the relevant performance targets are met.

Assuming a change of control of PREIT and/or Joseph F. Coradino’s employment was terminated under each of these circumstances on December 31, 2008, and without taking into account any value assigned to Mr. Coradino’s covenant not compete, such payments and benefits would have had an estimated value of:

Joseph F. Coradino	Base Salary ($)		Bonus ($)	Value of Accelerated Equity and Performance Awards ($)			Other ($)	Total ($)
				Time Based	Performance Based
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Not Associated With a Change of Control	1,200,451		688,923	224,506	62,066	(1)	30,000	2,205,946
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Associated With a Change of Control	1,215,321	(2)	688,923	224,506	62,066		30,000	2,220,816
Death	405,107		200,303	224,506	0	(3)	15,000	844,916
Disability	222,284		200,303	224,506	0	(3)	15,000	662,093
Change of Control (without regard to a termination of employment)	0		0	224,506	62,066		0	286,572

(1)	In the event of termination without Cause or for Good Reason or our election not to renew the employment agreement, the Executive would remain eligible to receive shares under any RSU program then in effect if the relevant performance targets are met.

(2)	Assumes termination occurs within 12 months after a change of control. If termination occurs six months prior to a change of control, the Executive would receive the amounts listed in the row “Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Not Associated With a Change of Control.”

(3)	In the event of death or disability, the Executive (or his estate) would remain eligible to have performance based restricted share awards vest and to receive shares under any RSU program then in effect if the relevant performance targets are met.

Assuming a change of control of PREIT and/or Robert F. McCadden’s employment was terminated under each of these circumstances on December 31, 2008, and without taking into account any value assigned to Mr. McCadden’s covenant not to compete, such payments and benefits would have had an estimated value of:

Robert F. McCadden	Base Salary ($)		Bonus ($)	Value of Accelerated Equity and Performance Awards ($)			Other ($)	Total ($)
				Time Based	Performance Based
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Not Associated With a Change of Control	765,658		298,402	217,801	40,156	(1)	0	1,322,017
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Associated With a Change of Control	775,202	(2)	298,402	217,801	40,156		0	1,331,561
Death	387,601		172,267	217,801	0	(3)	0	777,669
Disability	204,998		172,267	217,801	0	(3)	0	595,066
Change of Control (without regard to a termination of employment)	0		0	217,801	40,156		0	257,957

(1)	In the event of termination without Cause or for Good Reason or our election not to renew the employment agreement, the Executive would remain eligible to receive shares under any RSU program then in effect if the relevant performance targets are met.

(2)	Assumes termination occurs within 12 months after a change of control. If termination occurs six months prior to a change of control, the Executive would receive the amounts listed in the row “Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Not Associated With a Change of Control.”

(3)	In the event of death or disability, the Executive (or his estate) would remain eligible to have performance based restricted share awards vest and to receive shares under any RSU program then in effect if the relevant performance targets are met.

Edward A. Glickman

Termination by Us Without Cause or Termination by Mr. Glickman for Good Reason. If we terminate Mr. Glickman’s employment agreement for a reason other than for “Cause,” which is defined solely for purposes of Mr. Glickman’s employment agreement as fraud, theft, misappropriation or embezzlement of the assets or funds of PREIT, indictment for a crime involving moral turpitude, breach of confidentiality or non-competition obligations, continued failure to perform duties 20 days after a written demand specifying the nature of the failure, or repeated abuse of alcohol or drugs, or if Mr. Glickman terminates the agreement for “Good Reason,” which is defined solely for purposes of Mr. Glickman’s employment agreement as PREIT’s material breach of its obligations to Mr. Glickman, after 20 days written notice and failure to cure; the receipt of written notice that PREIT elects not to renew the term of his employment agreement, Ronald Rubin ceases to be the Chief Executive Officer of PREIT at any time, or, following a change of control, PREIT or any successor does not offer Mr. Glickman an employment agreement for at least three years that provides the same title and responsibilities as he had immediately before the change of control, the same or greater compensation and benefits and that his primary business office will continue to be in the metropolitan Philadelphia area, then:

•	PREIT will pay to him (less applicable withholding taxes):

•	all amounts accrued under his employment agreement in accordance with generally accepted accounting principles;

•	a lump sum equal to three times his then-current base salary; and

•	a lump sum equal to three times the average of the bonuses paid during the three years prior to the termination;

•

all outstanding options granted pursuant to Mr. Glickman’s prior employment agreement will remain vested and be exercisable until the earlier of the option expiration date or the first anniversary of the termination date; all other outstanding options will be exercisable in accordance with their terms;

•	all restricted shares granted to Mr. Glickman will vest; and

•

he and his family members who are covered under our benefit plans on the date of such termination will continue to be eligible for benefits under such plans for the balance of the term of Mr. Glickman’s employment agreement prior to termination, plus one year.

If Mr. Glickman terminates his employment agreement for Good Reason based on Ronald Rubin having ceased to be Chief Executive Officer of PREIT, then Mr. Glickman will not be entitled to the payments, vesting and other entitlements described above unless he terminates his employment during specified periods within six months to one year following the date that Ronald Rubin ceases to be Chief Executive Officer, depending on the reason for such cessation.

Termination by Us for Cause or by Mr. Glickman Voluntarily. If we terminate Mr. Glickman’s employment for Cause, or if he resigns voluntarily, then:

•	PREIT will pay to him (less applicable withholding taxes):

•	all amounts accrued under his employment agreement in accordance with generally accepted accounting principles; and

•

if PREIT achieves its specified performance target, the pro rata portion of the annual cash incentive amount with respect to the year of termination that Mr. Glickman would have earned had he remained employed with us, provided that in the case of a voluntary resignation, Mr. Glickman provides at least six weeks notice;

•	Mr. Glickman will have three months to exercise any vested options granted pursuant to his prior employment agreement; all other outstanding options will be exercisable in accordance with their terms;

•	all amounts credited in respect of dividend equivalent rights that are not applied to the exercise price for options will be paid in a lump sum;

•	all vested restricted shares granted to Mr. Glickman will be delivered free and clear of any restriction, other than pursuant to applicable securities laws;

•

he and his family members who are covered under our benefit plans on the date of such termination will continue to be eligible for benefits under such plans for the balance of the term of Mr. Glickman’s employment agreement prior to termination, plus one year; and

•

if Mr. Glickman is terminated for fraud, theft, misappropriation, embezzlement, indictment for a crime of moral turpitude or repeated abuse of drugs or alcohol, he will not engage in, have an interest in or work for any entity that engages within 25 miles of any property owned by PREIT in any activity that competes with the activity of PREIT for six months after termination.

Death or Disability. Under our employment agreement with Mr. Glickman, if he dies during the term of his employment agreement or if he is unable to perform his duties for 120 days during any five month period and PREIT elects to terminate his employment (“disability”), then:

•	PREIT will pay to him or his estate (less applicable withholding taxes):

•	all amounts accrued under his employment agreement in accordance with generally accepted accounting principles;

•

in the case of a disability, a lump sum equal to two years of his then-current base salary minus any disability payments reasonably projected to be received by him during the two years following termination of employment;

•	in the case of death, a lump sum cash payment equal to six months of his then-current base salary; and

•

if PREIT achieves its specified performance target in the year of his death or termination of his employment due to disability, the pro rata portion of the annual cash incentive amount with respect to the year of death or termination that Mr. Glickman would have earned had he remained employed with us;

•	all options granted pursuant to Mr. Glickman’s prior employment agreement will remain vested; all other outstanding options will be exercisable in accordance with their terms;

•	all unvested restricted shares that vest solely based on the passage of time and Mr. Glickman’s continued employment will vest;

•

all unvested restricted shares that vest based on the performance of PREIT will remain outstanding and vest or be forfeited in whole or in part under the terms of the award agreement as if Mr. Glickman’s employment had not been terminated; and

•

he and his family members who are covered under our benefit plans on the date of such termination will continue to be eligible for benefits under such plans for one year to the extent such family members were covered prior to death or disability.

Change of Control. If there is a change of control of PREIT, then:

•	all outstanding options granted pursuant to Mr. Glickman’s prior employment agreement will remain vested; all other outstanding options will be exercisable in accordance with their terms; and

•	all restricted shares granted to Mr. Glickman will vest.

If Mr. Glickman’s employment is terminated by PREIT without Cause following a change of control or within one year preceding the change of control, or by Mr. Glickman for Good Reason within six months following a change of control of PREIT, then:

•

Mr. Glickman will receive all payments, vesting and other entitlements provided in the event of a termination without Cause or for Good Reason (as described above), as the case may be, prior to a change of control;

•

if Mr. Glickman is required to pay any excise taxes imposed under Section 4999 of the Internal Revenue Code, PREIT will reimburse Mr. Glickman for one-half of such excise taxes, provided that such reimbursement will not be grossed up to cover any excise, income or employment taxes assessed on that additional payment; if Mr. Glickman would receive a higher net-after tax benefit by the reduction of his payments and benefits to the minimum extent necessary to ensure that no such excise taxes apply, his payments and benefits will be so reduced; and

•	all options will remain exercisable until the earlier of the option expiration date or 24 months following termination of his employment.

In the event of a change of control, the Measurement Period for any outstanding Restricted Share Unit Program would end on the date of the change of control. As described above under “Restricted Share Unit Program,” if Mr. Glickman’s employment is terminated by PREIT for a reason other than for Cause or by Mr. Glickman for Good Reason or because of the death or disability of Mr. Glickman, he will remain eligible to receive shares under the program as if his employment had not terminated. If Mr. Glickman’s employment is terminated for any other reason, he forfeits his RSUs.

Under Mr. Glickman’s Restated Dividend Equivalent Rights Agreement, upon the earlier of 90 days following the termination of his employment for any reason, or the expiration or earlier termination of the last of the options to expire or terminate, all amounts credited in respect of dividend equivalent rights that are not applied to the exercise price for options will be paid in a lump sum.

As described above under “Employment Agreements,” the amounts credited to the supplemental retirement plan as of December 31, 2004 (plus earnings thereon) are payable within 60 days of the termination of employment for any reason. The amounts credited to the supplemental retirement plan on and after January 1, 2005 are payable within 60 days of the termination (as defined in the employment agreement to effect compliance with or exemption from Section 409A of the Code) of employment for any reason, subject to a required delay for some payments pursuant to regulations under Section 409A of the Code. See “Nonqualified Deferred Compensation.”

Assuming a change of control of PREIT and/or Mr. Glickman’s employment was terminated under each of these circumstances on December 31, 2008, and without taking into account any value assigned to Mr. Glickman’s covenant not to compete, such payments and benefits would have had an estimated value of:

			Value of Accelerated Equity and Performance Awards ($)
Edward A. Glickman	Base Salary ($)	Bonus ($)	Time Based	Performance Based		Other ($)	Total ($)
Without Cause or For Good Reason Not Associated With a Change of Control	1,511,640	692,800	253,397	71,192	(1)	40,000	2,569,029
Without Cause or For Good Reason Associated With a Change of Control	1,511,640	692,800	253,397	71,192		20,000	2,549,029
Death	251,940	249,141	253,397	0	(2)	20,000	774,478
Disability	647,760	249,141	253,397	0	(2)	20,000	1,170,298
Change of Control (without regard to a termination of employment)	0	0	253,397	71,192		0	324,589
Voluntary Resignation or for Cause	0	249,141	0	0		0	249,141

(1)	In the event of termination without Cause or for Good Reason, Mr. Glickman would remain eligible to receive performance based awards under any RSU program then in effect if the relevant performance targets are met.

(2)	In the event of death or disability, Mr. Glickman (or his estate) would remain eligible to have performance based restricted share awards vest and to receive shares under any RSU program then in effect if the relevant performance targets are met.

2008 Trustee Compensation

Each trustee who is not an employee of PREIT received an annual retainer for 2008 of $30,000, plus $1,500 per Board of Trustees or committee meeting in which the trustee participated. In addition, the chairperson of PREIT’s Audit Committee receives an additional retainer of $15,000, while the chairpersons of the Compensation Committee and the Nominating and Governance Committee each receive an additional annual retainer of $10,000. Non-employee trustees also typically receive restricted shares annually under the Restricted Share Plan for Non-Employee Trustees which vest over three years. In 2008, the Restricted Share Plan for Non-Employee Trustees was amended by the Board of Trustees to provide that annual awards would be for shares equal in value to $55,000, rather than the 1,000 shares that had been awarded in past years. In January 2009, no awards were made under the Restricted Share Plan for Non-Employee Trustees because, as a result of the decrease in the value of PREIT common shares, there were insufficient shares under the plan to make the annual awards. Under the terms of the plan, no awards are made in such circumstances. No decision has been made by the Board with respect to 2009 equity grants to non-employee trustees. In addition, it has been the practice of PREIT to grant each newly-elected trustee an option to purchase 5,000 shares that vest over four years.

The following table summarizes the fees and other compensation earned by our Trustees for their service on our Board of Trustees and any committees of the Board of Trustees during 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Stephen B. Cohen	51,000	36,806	87,806
M. Walter D’Alessio	49,500	35,694	85,194
Rosemarie B. Greco	58,000	36,806	94,806
Lee H. Javitch	51,000	36,806	87,806
Leonard I. Korman	51,000	36,806	87,806
Ira M. Lubert	55,000	36,806	91,806
Donald F. Mazziotti	46,500	36,806	83,306
Mark E. Pasquerilla	37,500	36,806	74,306
John J. Roberts	64,500	36,806	101,306

(1)	The amounts reported in the Stock Awards column represent the dollar amounts recognized in 2008 for financial statement reporting purposes, as computed in accordance with FAS 123(R). Valuations with respect to awards of time based restricted shares are reflected in the table based on the average of the high and low sales price of a common share on the date of grant. The following table summarizes the aggregate number of shares and options outstanding at December 31, 2008:

Name	Restricted Shares	Total Options	Exercisable Options	Unexercisable Options
Stephen B. Cohen	2,001	5,000	5,000	0
M. Walter D’Alessio	2,001	5,000	3,750	1,250
Rosemarie B. Greco	2,001	5,000	5,000	0
Lee H. Javitch	2,001	5,000	5,000	0
Leonard I. Korman	2,001	5,000	5,000	0
Ira M. Lubert	2,001	5,000	5,000	0
Donald F. Mazziotti	2,001	5,000	5,000	0
Mark E. Pasquerilla	2,001	5,000	5,000	0
John J. Roberts	2,001	5,000	5,000	0

Equity Compensation Plans

The following table summarizes PREIT’s equity compensation plans as of December 31, 2008:

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by shareholders	149,293	(2)	$20.91	1,611,419	(3)
Equity compensation plans not approved by shareholders	0	(4)	—	74,145	(5)

Total	149,293		$20.91	1,685,564

(1)	Does not include shares reflected in the column entitled “Number of shares to be issued upon exercise of outstanding options, warrants and rights.”

(2)	Does not include 514,921 restricted shares awarded under PREIT’s 1999 and 2003 Equity Incentive Plans that were outstanding and unvested at December 31, 2008, and does not include 9,000 shares awarded under PREIT’s 2008 Restricted Share Plan for Non-Employee Trustees.

(3)	Includes 1,499,880 shares available for awards under PREIT’s 2003 Equity Incentive Plan as of December 31, 2008. The 2003 Plan was adopted by PREIT’s Board of Trustees and approved by PREIT’s shareholders in 2003 and authorized PREIT to issue up to 2,500,000 shares in connection with awards of options, restricted shares, share appreciation rights, performance shares, contract shares, bonus shares and dividend equivalent rights. PREIT may make awards under the 2003 Plan to its non-employee trustees, officers and other key employees. The Compensation Committee of PREIT’s Board of Trustees administers the 2003 Plan. Also includes 51,000 shares available for awards under PREIT’s 2008 Restricted Share Plan for Non-Employee Trustees. The 2008 Restricted Share Plan for Non-Employee Trustees was adopted by PREIT’s Board of Trustees and approved by PREIT’s shareholders in 2007 and authorized PREIT to issue an aggregate of up to 60,000 restricted shares to its trustees who are not employees of PREIT or any of its affiliates. As of December 31, 2008, 9,000 restricted shares had been granted under that plan. The restricted shares vest in three approximately equal annual installments so long as the recipient remains a trustee of PREIT. The 2008 Restricted Share Plan for Non-Employee Trustees is administered by the Compensation Committee of PREIT’s Board of Trustees. Also includes 60,539 shares available for issuance under PREIT’s qualified employee share purchase plan.

(4)	Does not include 9,009 restricted shares awarded under PREIT’s 2002 Restricted Share Plan for Non-Employee Trustees that were outstanding and unvested at December 31, 2008. The 2002 Restricted Share Plan for Non-Employee Trustees was adopted in 2002 and authorized PREIT to issue an aggregate of up to 50,000 restricted shares to its trustees who are not employees of PREIT or any of its affiliates. As of December 31, 2008, 44,000 restricted shares had been granted under the plan. The 2008 Restricted Share Plan for Non-Employee Trustees replaced the 2002 Plan and no further grants will be made under the 2002 Plan.

(5)	These 74,145 shares are available for issuance under PREIT’s non-qualified employee share purchase plan.

Board Matters

PREIT has a standing Compensation Committee, a standing Audit Committee and a standing Nominating and Governance Committee. PREIT’s by-laws authorize the establishment of a standing executive committee to consist of three members. PREIT’s Board of Trustees has not appointed any members to the executive committee. If duly constituted, the executive committee would be authorized to exercise all of the powers and authority of the Board of Trustees between meetings of the Board of Trustees, except for matters that are expressly reserved by PREIT’s by-laws to the full Board of Trustees or to another committee of the Board of Trustees.

Executive Compensation and Human Resources Committee

The Compensation Committee is comprised of Rosemarie B. Greco, Chair, Stephen B. Cohen, M. Walter D’Alessio, Leonard I. Korman and John J. Roberts. The principal duties of the Compensation Committee are to set the annual and long-term compensation of PREIT’s executive officers in light of existing agreements and consistent with compensation objectives and policies established by the Compensation Committee, to make recommendations to PREIT’s Board of Trustees regarding incentive compensation and equity based plans, and to administer these plans. The Compensation Committee does not have the authority to delegate any portion of its responsibilities over the compensation of PREIT’s executive officers to others, although it is assisted by, and consults with, others.

The Compensation Committee met six times during 2008. Meeting agendas are set by the Chair. The Compensation Committee considers the recommendations of PREIT’s Chief Executive Officer in establishing compensation for the named executive officers and invited the Chief Executive Officer to participate in preliminary compensation deliberations by the Compensation Committee concerning PREIT’s named executive officers (other than the Chief Executive Officer).

The Compensation Committee has the exclusive authority to retain and terminate executive compensation consultants that assist in the evaluation of trustee or executive officer compensation. In August 2005, following interviews with and consideration of other consulting firms, the Compensation Committee engaged Towers, Perrin, Forster & Crosby, Inc. to serve as the consultant to the Compensation Committee. The consultant periodically advises the Compensation Committee of developing compensation trends and programs among REITs and other public companies. The consultant also presented compensation data from several sources, including a survey of executive compensation among REITs prepared by the National Association of Real Estate Investment Trusts, proprietary data bases developed by the consultant and proxy statements of selected REITs.

The Compensation Committee’s process for setting executive compensation is described under “Executive Compensation — Compensation Discussion and Analysis.”

Audit Committee

The Audit Committee, which is comprised of John J. Roberts, Chair, Stephen B. Cohen, Lee H. Javitch and Donald F. Mazziotti, met six times during 2008. If Dorrit Bern is elected to the Board of Trustees at the Annual Meeting, it is expected that she will join the Audit Committee. The principal duties of the Audit Committee are to oversee PREIT’s accounting and financial reporting processes and the audit of PREIT’s financial statements, to select and retain independent auditors, to review with management and the independent auditors PREIT’s annual financial statements and related footnotes, to review PREIT’s internal audit activities, to review with the independent auditors the planned scope and results of the annual audit and their reports and recommendations and to review with the independent auditors matters relating to PREIT’s system of internal controls.

PREIT’s audit committee charter provides that no member of the Audit Committee may serve on the audit committee of more than two other public companies unless the Board of Trustees determines that such service would not impair the member’s ability to effectively serve on PREIT’s Audit Committee. John J. Roberts presently serves on the audit committees of three public companies other than PREIT. The Board of Trustees has considered Mr. Roberts’ service on these audit committees and has determined that Mr. Roberts’ service on the other audit committees will not impair his ability to effectively serve in his role on PREIT’s Audit Committee.

Nominating and Governance Committee

The Nominating and Governance Committee, which is comprised of Ira M. Lubert, Chair, M. Walter D’Alessio, Lee H. Javitch, Leonard I. Korman and Donald F. Mazziotti, met four times during 2008. The principal duties of the Nominating and Governance Committee are to identify individuals qualified to become trustees of PREIT, recommend trustee nominees and trustee committee appointments to the Board of Trustees, review annually the compensation paid to non-employee trustees, develop and recommend a set of governance principles applicable to PREIT and oversee the evaluation of the performance of PREIT’s Board of Trustees and management with respect to matters other than compensation.

The Nominating and Governance Committee chooses candidates for the office of trustee without regard to sex, race, religion, national origin or sexual orientation, and its charter specifies the following minimum qualifications, qualities and skills that a committee-recommended nominee must possess: the highest character and integrity; sufficient experience to enable a meaningful contribution to PREIT and its Board of Trustees; and sufficient time available to devote to PREIT’s affairs and to carry out the responsibilities of a trustee. The Nominating and Governance Committee does not solicit recommendations from shareholders regarding trustee nominee candidates, but will consider any such recommendation received in writing and accompanied by sufficient information to enable the Nominating and Governance Committee to assess the candidates’ qualifications, along with confirmation of the candidates’ consent to serve as a trustee if elected. Such recommendations should be sent care of Bruce Goldman, Executive Vice President, General Counsel and Secretary, Pennsylvania Real Estate Investment Trust, The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102. Any recommendation received from shareholders after January 1 of any year will not be considered until the following year. In addition to considering candidates recommended by shareholders, the Nominating and Governance Committee considers potential candidates recommended by PREIT’s current trustees and officers, and is authorized to utilize independent search firms to assist in identifying candidates. The process for screening candidates is the same regardless of the source of the recommendation, but only shareholder recommendations are subject to the January 1 deadline for submission for consideration in any given year. In each case, the Nominating and Governance Committee determines whether a recommended candidate meets PREIT’s minimum qualifications and possesses the qualities and skills for trustees and whether requesting additional information or an interview is appropriate.

Meetings of Non-Employee Trustees and Independent Trustees

In addition to PREIT’s Board and committee meetings, the non-employee members of PREIT’s Board of Trustees meet separately at regularly scheduled meetings. The presiding member of these meetings rotates at each meeting. In addition to the regularly scheduled meetings of the non-employee members of PREIT’s Board of Trustees, PREIT’s independent trustees meet separately at least once per year.

Communicating with the Board of Trustees

Any interested party wishing to communicate with PREIT’s Board of Trustees, the non-employee trustees or any individual PREIT trustee on a confidential basis may do so in writing addressed, as applicable, to the Board of Trustees, the non-employee trustees or the individual trustee and sent care of Bruce Goldman, Executive Vice President, General Counsel and Secretary, Pennsylvania Real Estate Investment Trust, The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102. PREIT’s General Counsel will review any such communication and will deliver all such communications to the addressee.

Meetings of the Board of Trustees

The Board of Trustees met seven times in 2008. All of the trustees attended at least 75% of Board and applicable committee meetings in 2008. The Board of Trustees’ policy is that trustees are expected to attend PREIT’s Annual Meeting of shareholders. Last year, all of the trustees attended the Annual Meeting.

Corporate Governance

PREIT’s corporate governance guidelines, code of business conduct and ethics for non-employee trustees, code of business conduct and ethics for officers and employees, related party transactions policy and the governing charters for the Audit, Nominating and Governance and Compensation Committees of PREIT’s Board of Trustees are available free of charge on PREIT’s website at www.preit.com, as well as in print to any shareholder upon request. PREIT’s Board of Trustees and Nominating and Governance Committee regularly review corporate governance developments and modify these guidelines, codes and charters as warranted. Any modifications are reflected on PREIT’s website as soon as practicable.

More than half of the members of PREIT’s Board of Trustees are independent trustees. For a trustee to be considered independent, PREIT’s Board of Trustees must determine that the trustee does not have any direct or indirect material relationship with PREIT. PREIT’s Board of Trustees has established guidelines to assist it in determining trustee independence. These guidelines conform to the independence requirements contained in the New York Stock Exchange listing rules. In addition, PREIT’s Board of Trustees has adopted categorical standards to assist it in making determinations of independence. The guidelines and the categorical standards that PREIT’s Board of Trustees uses to determine whether a trustee is independent specify that:

1.

Other than in his or her capacity as a trustee or shareholder of PREIT, no independent trustee shall have a material relationship with PREIT (either directly or as a partner, shareholder, officer or other affiliate of an organization, including a charitable organization, that has a material relationship with PREIT).

For this purpose, a trustee shall be presumed not to have a material relationship with PREIT if he or she is not and, within the past two years, has not been an executive officer of, or the direct or indirect owner of more than 10% of the equity interest in, any business or professional entity:

•

that within the last two years has made or received, or going forward proposes to make or receive, payments to or from PREIT or any of its subsidiaries for property or services in excess of 5% of (i) PREIT’s consolidated gross revenues for its last full fiscal year, or (ii) the other entity’s consolidated gross revenues for its last full fiscal year; or

•	to which PREIT or any of its affiliates is indebted in an aggregate amount exceeding 5% of PREIT’s total consolidated assets as of the end of PREIT’s last full fiscal year.

2.	No independent trustee shall have been employed by PREIT, and no immediate family member of an independent trustee shall have been an executive officer of PREIT, within the past three years.

3.	No independent trustee shall have received more than $120,000 in direct annual compensation from PREIT within the past three years, other than trustee and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

4.	No independent trustee shall have been affiliated with or employed by a present or former auditor of PREIT within the last three years.

5.	Within the last three years, no independent trustee shall have been an employee of another company if an executive officer of PREIT then served on the compensation committee of such other company.

6.	Within the last three years, no independent trustee shall have served as an executive officer or employee of a company that made payments to, or received payments from, PREIT for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

7.	No immediate family member of an independent trustee shall fit within the categories prohibited by any of the foregoing (other than with respect to the prohibition on employment by PREIT, which addresses immediate family members directly), and no independent trustee may have any relationships with PREIT that are substantially similar to any of the categories prohibited by the foregoing.

8.	Independent trustees shall satisfy any other independence criteria required by applicable law or regulation or established by the Board of Trustees.

The Board determined that the following eight members of PREIT’s 13 member Board of Trustees satisfy the New York Stock Exchange’s independence requirements and PREIT’s guidelines: Stephen B. Cohen, M. Walter D’Alessio, Rosemarie B. Greco, Lee H. Javitch, Leonard I. Korman, Ira M. Lubert, Donald F. Mazziotti and John J. Roberts. The Board also determined that Dorrit Bern will be an independent trustee if elected at the Annual Meeting.

All members of the Compensation Committee, Audit Committee and Nominating and Governance Committee of PREIT’s Board of Trustees must be, and are, independent trustees. Members of the Audit Committee must also, and do, satisfy additional Securities and Exchange Commission independence requirements, which provide that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from PREIT or any of its subsidiaries other than compensation for serving on PREIT’s Board of Trustees or on committees of PREIT’s Board of Trustees. Ms. Bern also meets the higher standard required for Audit Committee members.

Related Party Transactions Policy

PREIT’s Board of Trustees has adopted a written policy related to the review and approval or ratification of related party transactions. The procedures set forth in the policy do not replace or supersede any other policies or procedures related to the approval of transactions by PREIT as set forth in PREIT’s other corporate governance policies or as required by law.

The related party transactions policy requires that any related party transaction be reviewed and approved or ratified by a special committee comprised of independent trustees. The Board of Trustees has appointed M. Walter D’Alessio, Chair, Leonard I. Korman and Donald F. Mazziotti as the members of the special committee. Any member of the special committee with an interest in a related party transaction will not vote on the approval or ratification of that transaction, but may participate, to the extent requested by the chair of the special committee, in the special committee’s consideration of that transaction.

Related parties that are covered by the policy include any executive officer, trustee, nominee for trustee or 5% shareholder of PREIT, any immediate family member of those persons, any entity that is owned or controlled by any of the foregoing persons or any entity in which such a person is an executive officer or has a substantial ownership interest. Related party transaction means any transaction or series of similar transactions and any material amendment or modification to such a transaction:

•	involving an amount of at least $120,000 in which PREIT is a participant and in which a related party will have a direct or indirect material interest; and

•	that occurred subsequent to the adoption of the policy and has not previously been approved or ratified pursuant to the policy.

The related party transactions policy expressly excepts certain ordinary course transactions from the review, approval and ratification requirements of the policy.

The related party transactions policy requires executive officers and trustees of PREIT to notify PREIT’s General Counsel as soon as reasonably practicable of any potential related party transaction. PREIT’s General Counsel then determines whether the transaction requires compliance with the related party transactions policy. If the transaction is a related party transaction, full details of the transaction are submitted to the special committee. The special committee will then determine whether to ratify or approve the transaction at the special committee’s next regularly scheduled meeting. The special committee considers, among other things:

•	the terms of the transaction and whether the terms are fair to PREIT and are on the same basis as if the transaction did not involve a related party;

•	the reasons for PREIT entering into the transaction;

•	whether the transaction would impair the independence of a non-management trustee;

•	whether the transaction presents an improper conflict for any trustee or executive officer of PREIT; and

•	the materiality of the transaction.

As described below, PREIT’s 2008 acquisition of an interest in a partnership owning an office building located within the boundaries of Cherry Hill Mall was approved pursuant to PREIT’s related party transactions policy. None of the other transactions described below under “— Transactions with Management” were reviewed, ratified or approved pursuant to PREIT’s related party transactions policy because each of the transactions was either entered into before PREIT adopted the policy or is not considered to be a related party transaction under the terms of the policy. Each of the transactions described below were, to the extent deemed necessary and appropriate by the Board of Trustees, reviewed and approved by PREIT’s Board of Trustees and, as appropriate, the independent or non-employee members of PREIT’s Board of Trustees.

Transactions with Management

Cherry Hill Mall Office Building

On January 22, 2008, PREIT, PREIT Associates, L.P. and another subsidiary of PREIT entered into a Contribution Agreement with Bala Cynwyd Associates, L.P. (“BCA”), City Line Associates (“CLA”), Ronald Rubin, George Rubin, Joseph Coradino, and two other individuals to acquire all of the partnership interests in BCA. BCA entered into a tax deferred exchange agreement with the owners of One Cherry Hill Plaza, an office building located within the boundaries of PREIT’s Cherry Hill Mall (the “Office Building”), to acquire title to the Office Building in exchange for an office building located in Bala Cynwyd, Pennsylvania owned by BCA.

Ronald Rubin, George Rubin, Joseph Coradino and two other individuals (collectively, the “Individuals”) own 100% of CLA, a limited partnership that owned 50% of BCA immediately prior to closing. Each of Ronald Rubin and George Rubin owns 40.53% of the partnership interests in CLA, and Joseph Coradino owns 3.16% of the partnership interests. Immediately prior to closing, BCA redeemed 50% of its partnership interests, which were held by a third party. At the initial closing under the Contribution Agreement and in exchange for a 0.1% general partner interest and 49.8% limited partner interest in BCA, PREIT made a capital contribution to BCA in an approximate amount of $3.93 million.

In 2009, a second closing is scheduled to occur pursuant to a put/call arrangement, at which time PREIT will acquire an additional 49.9% of the limited partner interest in BCA from the Individuals for approximately $199,000 in cash and 140,746 units of Class A limited partnership interest (“Units”) in PREIT Associates, L.P. A third closing is expected to occur pursuant to a put/call arrangement approximately one year after the second closing, at which time the remaining interest in BCA will be acquired by PREIT from the Individuals in exchange for approximately $1,000 in cash and 564 Units. None of Ronald Rubin, George Rubin or Joseph Coradino received any consideration from PREIT in connection with the first closing.

The acquisition of the Office Building was financed in part by a mortgage loan in the principal amount of $8.0 million. Approximately $7.4 million of the proceeds from the loan was applied toward the repayment of mortgage debt on the office building transferred by BCA in exchange for the Office Building.

PREIT and PREIT Associates have agreed to provide tax protection to the Individuals resulting from a sale of the Office Building during the eight years following the initial closing.

In accordance with PREIT’s related party transactions policy, a special committee consisting exclusively of independent members of PREIT’s Board of Trustees considered and approved the terms of the transaction. The approval was subject to final approval of PREIT’s Board of Trustees, and the disinterested members of PREIT’s Board of Trustees approved the transaction.

Tax Protection Agreements

On April 28, 2003, New Castle Associates acquired Cherry Hill Mall from The Rouse Company in exchange for New Castle Associates’ interest in Christiana Mall, cash and the assumption by New Castle Associates of mortgage debt on Cherry Hill Mall. Also on April 28, 2003, PREIT acquired 49% of the aggregate partnership interests in New Castle Associates. PREIT subsequently increased its aggregate ownership interest in New Castle Associates to approximately 73% and obtained an option to acquire the remaining interests in New Castle Associates, which it exercised in May 2004. As a result, PREIT now owns 100% of New Castle Associates. Separately, on October 8, 2004, PREIT signed an agreement to purchase 100% of the partnership interests in Cumberland Mall Associates, a New Jersey limited partnership that owned the Cumberland Mall in Vineland, New Jersey. On February 1, 2005, PREIT completed this purchase and the purchase of a vacant 1.7 acre undeveloped parcel adjacent to the mall. The Company has agreed to provide tax protection related to its acquisitions of New Castle Associates and Cumberland Mall Associates to the prior owners of New Castle Associates and Cumberland Mall Associates, respectively, for a period of eight years following the respective closings. Ronald Rubin and George F. Rubin are beneficiaries of these tax protection agreements.

In November 2003, PREIT merged with Crown American Realty Trust (“Crown”). In connection with the merger, PREIT entered into a tax protection agreement with Mr. Pasquerilla and certain entities with which he is affiliated (the “Pasquerilla Group”) in connection with the merger. The Company paid $2,000 and $8,000 to the Pasquerilla Group in 2008 and 2007 pursuant to tax protection agreement.

Each of these tax protection agreements require PREIT to make payments to the respective counterparties if PREIT takes certain actions, such as selling the properties covered by the agreements, that trigger tax liabilities for the counterparties. The required payments under the agreements could be substantial.

Other Transactions

PREIT-RUBIN, Inc. currently provides management, leasing and development services for eight properties owned by partnerships and other entities in which Ronald Rubin and George F. Rubin, collectively with members of their immediate families and affiliated entities, have significant ownership interests. Total revenue earned by PREIT-RUBIN, Inc. for such services was $0.6 million for the year ended December 31, 2008. In addition, the mother of Stephen B. Cohen, a trustee of PREIT, has an interest in one additional property for which PREIT-RUBIN, Inc. provides management, leasing and development services. Total revenue earned by PREIT-RUBIN, Inc. for such services was $0.2 million for the year ended December 31, 2008.

PREIT-RUBIN, Inc. holds a note receivable from an entity in which Ronald Rubin and George F. Rubin have an interest with a balance as of December 31, 2008 of $28,000 that is due in installments through 2010 and bears interest at a rate of 10% per annum.

PREIT leases its principal executive offices from Bellevue Associates, an entity in which certain PREIT officers/trustees have an interest. The office lease has a 10 year term that commenced on November 1, 2004. PREIT has the option to renew the office lease for up to two additional five year periods at the then-current fair market rate calculated in accordance with the terms of the office lease. PREIT has the right on one occasion at any time during the seventh lease year to terminate the lease upon the satisfaction of certain conditions. PREIT rents approximately 68,100 square feet under the lease. Effective June 1, 2004, PREIT’s base rent is $1.4 million per year during the first five years of the lease and $1.5 million per year during the second five years. PREIT’s total rent expense in 2008 was approximately $1.6 million. Ronald Rubin and George F. Rubin, collectively with members of their immediate families and affiliated entities, own approximately a 50% interest in Bellevue Associates.

PREIT uses an airplane in which Ronald Rubin owns a fractional interest. PREIT paid $174,000 in 2008 for flight time used by employees on PREIT-related business.

Ronald Rubin and George F. Rubin are brothers. Two of George F. Rubin’s sons, Daniel Rubin and Timothy Rubin, are employed by subsidiaries of PREIT. Daniel Rubin is Vice President–Redevelopment of PREIT and his annual salary in 2008 was approximately $150,000 and in 2009 is approximately $150,000. Timothy Rubin is Executive Vice President–Leasing of PREIT and his annual salary in 2008 was approximately $265,000 and in 2009 is approximately $265,000. In addition, Daniel Rubin received 2,360 restricted shares in 2008 valued at approximately $61,000 and his bonus for 2008 was approximately $41,000 and Timothy Rubin received 5,231 restricted shares in 2008 valued at approximately $135,000 and 5,230 RSUs valued at approximately $113,000, and his bonus for 2008 was approximately $169,000.

Compensation Committee Interlocks and Insider Participation

No member of PREIT’s Compensation Committee is or was during 2008 an employee, or is or ever has been an officer, of PREIT or its subsidiaries. No executive officer of PREIT served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of PREIT’s Board of Trustees or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires PREIT’s executive officers and trustees and persons who own more than ten percent of a registered class of PREIT’s equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish PREIT with copies of these reports. Based on PREIT’s review of the copies of the reports it has received, and written representations received from certain reporting persons with respect to the filing of reports on Forms 3, 4 and 5, PREIT believes that all filings required to be made under Section 16(a) by the reporting persons since the beginning of 2008 were made on a timely basis.

Audit Committee Report

PREIT’s Audit Committee is governed by an amended and restated charter that was originally approved and adopted by PREIT on April 14, 2004. PREIT’s Board of Trustees has determined that all of the members of the Audit Committee are independent based on the New York Stock Exchange listing rules and PREIT’s own independence guidelines. Each member of the Audit Committee also meets the SEC’s additional independence requirements for audit committee members. In addition, PREIT’s Board of Trustees has determined that John J. Roberts is an “audit committee financial expert,” as defined by SEC rules.

PREIT’s management has primary responsibility for PREIT’s financial statements. KPMG LLP, PREIT’s independent auditor for 2008, is responsible for expressing an opinion on the conformity of PREIT’s audited financial statements with generally accepted accounting principles. Before PREIT’s annual report on Form 10-K for the year ended December 31, 2008 was filed with the SEC, the Audit Committee reviewed and discussed with management and KPMG LLP the audited financial statements of PREIT for the year ended December 31, 2008, which included the consolidated balance sheets of PREIT as of December 31, 2008 and 2007, the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2008, and the notes thereto. In connection with this review, the Audit Committee, among other things:

•	made inquiries of PREIT’s internal auditor and KPMG LLP with respect to the reliability and integrity of PREIT’s accounting policies and financial reporting practices; and

•	reviewed with KPMG LLP its views on the quality of PREIT’s implementation of accounting principles, disclosure practices and use of accounting estimates in preparing the financial statements.

The Audit Committee discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 308), which include, among other items, matters related to the conduct of the audit of PREIT’s financial statements. The Audit Committee received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to PREIT’s Board of Trustees that PREIT’s audited financial statements be included in PREIT’s annual report on Form 10-K for the year ended December 31, 2008.

SUBMITTED BY THE AUDIT COMMITTEE OF THE

BOARD OF TRUSTEES

John J. Roberts, Chair

Stephen B. Cohen

Lee H. Javitch

Donald F. Mazziotti

Additional Information Regarding Our Independent Auditors

In addition to retaining KPMG LLP (“KPMG”) to audit PREIT’s consolidated financial statements for 2008, PREIT retained KPMG to provide other auditing and advisory services in 2008. PREIT understands the need for KPMG to maintain objectivity and independence in its audit of PREIT’s financial statements. To minimize relationships that could appear to impair the objectivity of KPMG, PREIT’s Audit Committee is required to pre-approve all non-audit work performed by KPMG.

The aggregate fees billed for professional services by KPMG in 2008 and 2007 for these various services were:

Type of Fees	2008	2007
Audit Fees	$725,000	$820,250
Audit-Related Fees	114,750	86,100
Tax Fees	70,400	102,922

Total	$910,150	$1,009,272

In the table above, in accordance with the Securities and Exchange Commission’s definitions and rules, “audit fees” are fees PREIT paid KPMG for professional services for the audit of PREIT’s consolidated financial statements included in PREIT’s Forms 10-K, review of financial statements included in PREIT’s Forms 10-Q and for services that are normally provided by the accountant in connection with the review of other filings and consents; “audit-related fees” are fees for audits and reviews of partnership financial statements to satisfy lender or partnership agreement requirements, for comfort letters and for work performed in connection two S-3 registration statements and the preparation of responses to SEC comment letters; and “tax fees” are fees for tax compliance, tax preparation and other tax consultation related to transactions consummated by PREIT during 2008 and 2007.

Pre-Approval Policies and Procedures

In accordance with the SEC’s auditor independence rules, the Audit Committee pre-approves all audit and permissible non-audit services to be provided to us by our independent auditor. The Audit Committee has delegated pre-approval authority between meetings of the Audit Committee to the chair of the Audit Committee. The fees listed in the table above were properly pre-approved. The Audit Committee or its chair considered the nature of the non-audit services provided by KPMG and determined that those services were compatible with the provision of independent audit services by KPMG.

Principal Security Holders

The following table shows information concerning beneficial ownership of PREIT’s shares by the only persons known by PREIT as being the beneficial owner of more than 5% of PREIT’s common shares of beneficial interest based on PREIT’s review of publicly available filings made with the Securities and Exchange Commission by such persons:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of Date of Applicable SEC Filing		Percent of Outstanding Shares as of April 15, 2009
Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	3,798,312	(1)	9.5%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,474,562	(2)	8.6%

(1)	Includes shares reported by Barclays Global Investors, NA as beneficially owned by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd and Barclays Global Investors Japan Limited. Barclays Global Investors, NA has sole voting power over 1,503,858 of the shares reported and sole dispositive power over 1,684,368 of the shares reported. Barclays Global Fund Advisors has sole voting power over 1,609,312 of the shares reported and sole dispositive power over 2,053,708 of the reported. Barclays Global Investors, Ltd has sole voting power over 20,435 of the shares reported and sole dispositive power over 45,606 of the shares reported. Barclays Global Investors Japan Limited has sole voting and dispositive power over 14,630 of the shares reported.

(2)	The Vanguard Group, Inc. has sole voting power over 45,987 of the shares reported and sole dispositive power over all of the shares reported.

Incorporation by Reference

The information contained in this proxy statement under the headings “Compensation Committee Report,” and “Audit Committee Report” is not “soliciting material,” nor is it “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that PREIT specifically incorporates such information by reference in a filing.

Shareholders’ Proposals

Under SEC rules, certain shareholder proposals may be included in PREIT’s proxy statement. Any shareholder desiring to have such a proposal included in PREIT’s proxy statement for the annual meeting to be held in 2010 must deliver a proposal in full compliance with Rule 14a-8 under the Securities Exchange Act of 1934 to PREIT’s executive offices by December 21, 2009.

Where a shareholder submits a proposal outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, the shareholder must comply with the procedures set forth in our trust agreement. The written proposal must be received by our Secretary on or before March 1, 2010 but no earlier than January 28, 2010. The notice to our Secretary must contain or be accompanied by the information required by Section 11.J of our trust agreement which includes, among other things: (i) the name and address of the shareholder intending to bring the business before the meeting; (ii) a representation as to the class, series and number of shares that such shareholder owns of record or beneficially and the respective date or dates on which such shareholder acquired such ownership; (iii) a description of all proxies, agreements, arrangements or understandings between the proposing shareholder and any other person or entity (naming each such person or entity) pursuant to which such shareholder has any right to vote any shares; (iv) the general nature of the business which such shareholder seeks to bring before the meeting and the text of the resolution or resolutions which the shareholder proposes that the shareholders adopt; (v) any material interest in such business by such shareholder, including any anticipated benefit; and (vi) with respect to such shareholder or affiliate of such shareholder, whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, without limitation, any put, short position, hedged position, borrowing or lending of shares, synthetic or temporary ownership technique, swap, securities loan, option, warrant, convertible security, stock appreciation right, or any other right or security with a value derived, in part or in whole, from the value of any class or series of shares, directly or indirectly owned by such shareholder or affiliate of such shareholder) has been made, the effect or intent of which is to (A) mitigate loss to, or manage the risk or benefit of share price changes for, or to increase or decrease the voting power of, such shareholder or any affiliate of such shareholder with respect to any shares, or (B) provide the shareholder or affiliate of such shareholder with an opportunity to receive directly or indirectly any gain from an increase or decrease in the value of the shares. In addition, the notice must be signed by a shareholder or shareholders entitled to vote at the meeting and holding, individually or collectively, at least 2% of the shares outstanding on the date of such notice. A copy of the full text of the relevant section of the trust agreement, which includes the complete list of the information that must be submitted to us before a shareholder may submit a proposal at the 2010 annual meeting, may be obtained upon written request directed to our Secretary at our principal executive office. A copy of our trust agreement is also posted on our website at www.preit.com.

By Order of the Board of Trustees

Bruce Goldman

Secretary

April 20, 2009

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST THE BELLEVUE 200 S. BROAD STREET, 3RD FLOOR PHILADELPHIA, PA 19102

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Pennsylvania Real Estate Investment Trust in mailing proxy materials, you may consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE- 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Pennsylvania Real Estate Investment Trust, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

You are urged to sign and return this Proxy

so that you may be sure that these shares will be voted.

If you vote your proxy by Internet or telephone,

you do NOT need to mail back your proxy card.

You may view the Annual Report and Proxy Statement

on the Internet at www.preit.com

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M13624-P79159	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF TRUSTEES RECOMMENDS A VOTE FOR ALL NOMINEES LISTED BELOW AND FOR PROPOSAL 2.				☐	☐	☐
Vote on Trustees
1. ELECTION OF TRUSTEES:
NOMINEES:	01)	Dorrit J. Bern	06)	Leonard I. Korman
		(Class A Trustee)		(Class B Trustee)
	02)	Stephen Cohen	07)	Donald F. Mazziotti
		(Class B Trustee)		(Class B Trustee)
	03)	Joseph F. Coradino	08)	Mark E. Pasquerilla
		(Class A Trustee)		(Class A Trustee)
	04)	M. Walter D’Alessio	09)	John J. Roberts
		(Class B Trustee)		(Class A Trustee)
	05)	Lee H. Javitch	10)	Ronald Rubin
		(Class A Trustee)		(Class B Trustee)					For	Against	Abstain
Vote on Proposals
2. RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITOR FOR 2009.									☐	☐	☐
3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Note:  Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

				Yes	No
Please indicate if you plan to attend this meeting.				☐	☐
AUTHORIZED SIGNATURES - Sign below. This section must be completed for your instructions to be executed.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Anual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M13625-P79159

Annual Meeting of Shareholders

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

May 28, 2009

This Proxy is solicited on behalf of the Board of Trustees

The undersigned, revoking all prior proxies, hereby appoints Edward Glickman, Rosemarie Greco, Ira Lubert and George Rubin, and each and any of them, as proxies of the undersigned, with full power of substitution, to vote and act with respect to all shares of beneficial interest of Pennsylvania Real Estate Investment Trust held of record by the undersigned at the close of business on April 6, 2009 at the Annual Meeting of Shareholders to be held on Thursday, May 28, 2009 and at any adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED.

THE SHARES REPRESENTED BY THIS PROXY, WHEN DULY EXECUTED, WILL BE VOTED AS INSTRUCTED ON THE REVERSE SIDE. IF INSTRUCTIONS ARE NOT GIVEN, THEY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL NO. 1 AND FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITOR FOR 2009.

(Continued on reverse side)